Exhibit 10.1

EXECUTION VERSION

INVENTORY INTERMEDIATION AGREEMENT

dated as of May 31, 2024

between

PAR HAWAII REFINING, LLC

and

CITIGROUP ENERGY INC.

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Annexes

Annex	Description

Annex A	Applicable Benchmark Rate

Annex B	Benchmark Replacement

Annex C	U.S. Resolution Stay Provisions

Schedules

Schedule	Description

Schedule A	Feedstocks

Schedule B	Index Amounts and Differential Amounts

Schedule C	Monthly True-Up Amounts

Schedule D	Included Crude Storage Tanks

Schedule E	Included Third Party Tanks

Schedule F	Required Storage and Transportation Agreements

Schedule G	Base Agreements

Schedule H	Invoice Schedule

Schedule I	Form of Inventory Reports

Schedule J	Notices

Schedule K	Initial Inventory Sales Agreement

Schedule L-1	Form of Step-Out Inventory Sales Agreement (Non-Event of Default)

Schedule L-2	Form of Step-Out Inventory Sales Agreement (Event of Default)

Schedule M	Storage Facilities Agreement

Schedule N	Purchasing Protocol

Schedule	Descriptio

Schedule O	Existing Financing Agreements

Schedule P	Form of Letter of Credit

Schedule Q	Target Deviation Final Settlements

Schedule R	Periodic Price Adjustments

Schedule S	Exposure

Schedule T	Hedging

Schedule U	Form of Letter of Indemnity

Schedule V	Step-In and Step-Out Price Determinations

Schedule W	Form of Compliance Certificate

Schedule X	Bring Forward Events

Schedule Y	Form of Trade Ticket

Schedule Z	Master Buy/Sell Confirmation

Schedule AA	Post-Closing Obligations

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INVENTORY INTERMEDIATION AGREEMENT

This INVENTORY INTERMEDIATION AGREEMENT (this “Agreement”) is made as of May 31, 2024, by and between Par Hawaii Refining, LLC, a Hawaii limited liability company (the “Company”), and Citigroup Energy Inc. (“Citi”), a corporation organized under the laws of Delaware (each referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, the Company owns and operates a refinery and related assets located in Kapolei, Hawaii (the “Refinery”) for the processing and refining of Crude Oil (as defined below) and other feedstocks and the recovery therefrom of refined products;

WHEREAS, Citi is willing to enter into this Agreement to purchase and deliver Crude Oil to the Company for use at the Refinery on the terms and subject to the conditions set forth herein;

WHEREAS, (a) on the Commencement Date (as defined below), Citi will purchase from the Company all Crude Oil then being held at the Included Locations (as defined below) and (b) during the Term of this Agreement, Citi will deliver Crude Oil to the Company for use at the Refinery on the terms and subject to the conditions set forth herein; and

WHEREAS, it is contemplated that upon the termination of this Agreement, Citi will sell and the Company will purchase all of Citi’s Crude Oil inventory held at the Included Locations and owned by Citi in accordance with the terms and conditions of the Step-Out Inventory Sales Agreement (as defined below) and Citi will transfer to the Company, through novations, assignments or reassignments, various contractual rights pursuant to the termination provisions provided herein;

NOW, THEREFORE, in consideration of the premises and respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, subject to the terms and conditions hereinafter set forth, agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1    Definitions.

For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:

“ABL Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent for the lenders under the ABL Facility, and any successors and assigns or replacements thereunder.

“ABL Facility” means the Asset-Based Revolving Credit Agreement, dated as of April 26, 2023, among the Parent, the ABL Agent, and the banks and other financial institutions party thereto as lenders, each as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Acceptable Amount” has the meaning specified in Section 13.4.

“Acceptable Financial Institution” means a U.S. commercial bank or a foreign bank with a U.S. branch office, with the respective rating then assigned to its unsecured and senior long-term debt or deposit obligations (not supported by third party credit enhancement) of at least “A” by S&P or “A2” by Moody’s.

“Acceptable Form” has the meaning specified in Section 13.4.

“Account Control Agreement” means an account control agreement, in form and substance reasonably satisfactory to the Parties, which is entered into by Citi, the Company and an Acceptable Financial Institution (or any other financial institution that is reasonably satisfactory to Citi, such consent not to be unreasonably withheld, conditioned or delayed) that is sufficient for Citi to establish Control over the applicable deposit account that is subject to such agreement.

“Acknowledgment Agreement” means, the Fifth Amended and Restated Acknowledgment Agreement, dated as of the Commencement Date, among Citi, the Company, the LC Facility Agent (if applicable), the Term Loan Agent and the ABL Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Actual Month End Crude Volume” has the meaning specified in Section 6.7(a).

“Actual Monthly Price” means, with respect to a Feedstock, the applicable Index Amount plus the Differential Amount as provided on Schedule B.

“Additional Costs” has the meaning specified in Section 9.2(a).

“Additional Included Location” has the meaning specified in Section 2.3.

“Adequate Assurance” has the meaning specified in Section 13.4.

“Ad-Hoc Credit Support Amount” means, for any Valuation Date, Citi’s Ad-Hoc Exposure for that Valuation Date; provided that, the Ad-Hoc Credit Support Amount will be deemed to be zero whenever the calculation of Ad-Hoc Credit Support Amount yields a number less than zero.

“Ad-Hoc Exposure” has the meaning assigned to such term on Schedule S.

“Affected Obligations” has the meaning specified in Section 17.3.

“Affected Party” has the meaning specified in Section 17.1.

“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person. For this purpose, “control” of any entity or Person means ownership of a majority of the issued shares or voting power or control in fact of the entity or Person.

“Aggregate Daily Settlement Amount” has the meaning specified on Schedule C.

“Agreement” has the meaning specified in the preamble hereto.

“Ancillary Contract” has the meaning specified in Section 21.1(c).

“Ancillary Costs” means, to the extent reasonably demonstrated by Citi by Trade Ticket, invoice or other supporting documentation, all out of pocket, third party freight, pipeline, transportation, storage, tariffs and other costs and expenses incurred by Citi as a result of the purchase, movement and storage of Crude Oil undertaken in connection with or required for purposes of this Agreement (whether or not arising under Citi Procurement Contracts and regardless of the point at which or terms upon which delivery is made thereunder), including, ocean-going freight and other costs associated with waterborne movements, inspection costs and fees, wharfage, port and dock fees, vessel demurrage, lightering costs, ship’s agent fees, charges, taxes and duties (however described) in respect of importation and exportation, waterborne insurance premiums, fees and expenses, broker’s and agent’s fees, load or discharge port charges and fees, pipeline transportation costs, pipeline transfer and pumpover fees, pipeline throughput and scheduling charges (including any fees and charges resulting from changes in nominations undertaken at the direction of the Company to satisfy delivery requirements under this Agreement), pipeline and other common carrier tariffs, blending, tankage, linefill and throughput charges, pipeline demurrage, superfund and other comparable fees, processing fees (including fees for water or sediment removal or feedstock decontamination), merchandise processing costs and fees, any charges imposed by any Governmental Authority (including transfer taxes (but not taxes on the net income of Citi and without duplication of taxes payable or reimbursable by the Company under Article 15) and customs and other duties), user fees and any pipeline compensation or reimbursement payments that are not timely paid by the pipeline to Citi.

Notwithstanding the foregoing, the following shall not be considered Ancillary Costs:

(a)

Citi’s hedging costs in connection with this Agreement or the transactions contemplated hereby (but such exclusion shall not change or be deemed to change the way in which losses, costs and damages in connection with hedges and related trading positions are addressed under Article 20 and Article 21 below);

(b)

any costs in respect of which Citi has otherwise been compensated under the Procurement Contracts, this Agreement, and the other Transaction Documents, including pursuant to any true-up, adjustment, or netting mechanism provided for hereunder or thereunder;

(c)	any costs and expenses of Supplier’s Inspector, Independent Inspection Company or Independent Engineer; and

(d)	any costs which Citi has agreed, in accordance with the terms of this Agreement or any other Transaction Document, shall be for Citi’s own account.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement imposed by a Governmental Authority, including Environmental Law, in each case as may be applicable to either Party or the subject matter of this Agreement.

“Assigned Claim” has the meaning assigned to such term in Schedule N.

“Associated Person” has the meaning specified in Section 19.2(b).

“At Origin Transaction” has the meaning specified in Schedule N.

“Average Inventory Value” means, in respect of any month and a Feedstock, the product of (i) the Average Inventory Volume and (ii) the Actual Monthly Price.

“Average Inventory Volume” means, in respect of any month and a Feedstock, the quotient of (i) the aggregate volume of all Citi owned Barrels that are not in an At Origin Transaction AP Fee Period or a Delivered Transaction AP Fee Period (as such terms are defined in the Fee Letter) for each day in such month and (ii) the number of days within such month.

“Bank Holiday” means any day (other than a Saturday or Sunday) on which banks are authorized or required to close in the State of New York.

“Bankruptcy” means a Person (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, (v) has a resolution passed for its winding up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events, (x) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not dismissed within fifteen (15) days or (xi) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events. “Bankrupt” shall have the correlative meaning.

“Bankruptcy Code” means chapter 11 of Title 11, U.S. Code.

“Bankruptcy Event of Default” has the meaning specified in Section 20.2(a).

“Barbers Point” means the “anchorage grounds” as defined in 33 C.F.R. 110.236(a).

“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.

“Base Agreements” means any agreements from time to time entered into between the Company and a third party pursuant to which the Company acquires any rights to use Included Locations, including the Terminalling Agreement as set forth in Schedule G hereto.

“Base Layer Roll Cut-off” has the meaning specified in Section 7.1(b)(i).

“Base Layer Volume” has the meaning specified in Section 7.1.

“Bill of Lading” means, in respect of any Crude Oil, the full set of 3/3 original clean negotiable document(s) issued “to order” or, if reasonably requested by Citi, issued to the order of or validly endorsed to Citi.

“Bring Forward Event” has the meaning specified in Schedule X.

“Business Day” means any day that is not a Saturday, Sunday, or Bank Holiday.

“Cash” means USD.

“CFR” means Cost and Freight as described in Incoterms.

“CGMHI” means Citigroup Global Markets Holdings, Inc.

“Change of Control” means an event or series of events by which:

(a)    Parent at any time ceases to own, directly or indirectly, 100% of the aggregate voting interests in the Equity Interests in the Company; or

(b)    Par Pacific at any time ceases to own, directly or indirectly, at least 50% of the Equity Interests in Parent.

“CIF” means Cost, Insurance and Freight as described in Incoterms.

“Citi” has the meaning specified in the preamble to this Agreement.

“Citi Crude Procured Price” means, in respect of a Citi Procurement Contract, the purchase price per Barrel.

“Citi Crude Procured Volume” means, in respect of a Citi Procurement Contract, the volume of Crude Oil purchased.

“Citi Disputes” means any disputes that may exist or arise from time to time between Citi and the applicable Third Party Supplier under a Citi Procurement Contract, in each case, (i) with respect to Crude Oil purchased by Citi pursuant to such Citi Procurement Contract, including, without limitation, as to the quality or quantity, amount or timing therefor, payment of any amounts that would constitute Ancillary Costs under the Transaction Documents, acceptance, rejection or revocation of acceptance, cure or mitigation of quality, quantity, delivery or other performance issues, contamination, infringement of intellectual property rights, or disputes related to tax, customs and other statutes, as well as all rights or recovery or contribution under tort theories, including product liability and Applicable Laws, including Environmental Laws and (ii) otherwise in connection with or related to any Citi Procurement Contract.

“Citi Procurement Contract” means a procurement contract entered into by Citi at the request of the Company pursuant to and in accordance with the terms of this Agreement for the purchase of Crude Oil by Citi from a Third Party Supplier in its own name and pursuant to which Citi provides any credit support required thereunder.

“Citi Property” means, as of any time, the Crude Oil owned by Citi in accordance with this Agreement, including all Crude Oil owned by Citi and held in any of the Included Locations.

“Citi Purchase” has the meaning specified in Schedule N.

“Claims” means, with respect to Citi, all of Citi’s right, title and interest in and to any and all claims, rights and remedies that Citi may have (whether now existing or hereafter arising) against the applicable Third Party Supplier arising from or related to any (a) Citi Disputes or (b) that may otherwise exist from time to time in connection with or related to a Citi Procurement Contract or any Crude Oil that is the subject thereof.

“Collateral” has the meaning specified in the Security Agreement.

“Commencement Date” means, subject to the satisfaction of the conditions precedent set forth in Section 2.1, May 31, 2024.

“Commencement Date Volume” means the total quantity of Crude Oil in the Included Locations purchased by Citi on the Commencement Date, pursuant to the Initial Inventory Sales Agreement.

“Commercial Terms” has the meaning specified in Schedule N.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.).

“Company” has the meaning specified in the preamble to this Agreement.

“Company Purchase” has the meaning specified in Schedule N.

“Compliance Certificate” means a certificate substantially in the form of Schedule W.

“Confidential Information” has the meaning specified in Section 25.1.

“Confirmation” means a written confirmation of a Procurement Contract or any other purchase and sale transaction between (i) Citi and a Third Party Supplier, or (ii) the Company and a Third Party Supplier, as applicable, in each case, pursuant to the terms of such Procurement Contract and this Agreement.

“Contract Changes” means any material amendments, adjustments, modifications or other changes to the terms of (including material changes to delivery dates, product specifications and pricing (other than as permitted in the Trade Ticket or Confirmation)), or cancellations or terminations of, any Citi Procurement Contract, in each case, other than any Contract Nominations. For the avoidance of doubt, any changes to purchase value or quantity (other than as permitted in the Trade Ticket or Confirmation) in connection with any such Citi Procurement Contract shall be considered Contract Changes for all purposes.

“Contract Nominations” means (i) any scheduling and nominations associated with any Citi Procurement Contract, (ii) any exercise of any rights relating to the operational or logistical implementation of, and the receipt or delivery of Crude Oil under such Citi Procurement Contract, (iii) immaterial changes to delivery dates and product specifications under such Citi Procurement Contract, and (iv) providing any notices, specifications or other information or any other performance obligations (other than payment for the applicable Crude Oil) that are required to be provided by Citi pursuant to the terms of such Citi Procurement Contract in accordance with the terms of such Citi Procurement Contract and this Agreement.

“Control” has the meaning assigned to such term in Article 8 or, if applicable, Sections 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Credit Support Amount” means, for any Valuation Date, Citi’s Exposure for that Valuation Date minus the Company’s Threshold; provided that, the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields a number less than zero.

“Crude Delivery Point” means the outlet flange of the Included Crude Storage Tanks or the Included Third Party Tanks, as applicable.

“Crude Intake Point” means the inlet flange of the Included Crude Storage Tanks or the Included Third Party Tanks, as applicable.

“Crude Oil” means all crude oil of any type or grade, excluding any Sludge.

“Crude Procured Purchase Value” means, with respect to any Refinery Procurement Contract, the total amount of the third party purchase value in respect of the volumes of Crude Oil to be purchased under such Refinery Procurement Contract.

“Crude Storage Tanks” means the tanks owned, operated or otherwise used by the Company to store Crude Oil located at, adjacent to, or outside the Refinery.

“CT” means the prevailing time in the Central time zone (Central Standard Time or Central Daylight Time).

“Daily Aggregate Exposure” means for any day the sum of (i) Exposure and (ii) Ad-Hoc Exposure under this Agreement.

“Daily At Origin Volume” has the meaning specified in Section 6.3.

“Daily Crude Volume” means, for any day, the sum of (i) the Daily On-Island Volume and (ii) the Daily Delivered Volume.

“Daily Delivered Volume” has the meaning specified in Section 6.2.

“Daily Net Crude Sales Volume” has the meaning specified in Section 6.5.

“Daily On-Island Volume” has the meaning specified in Section 6.1.

“Daily Price” has the meaning specified on Schedule B.

“Daily Settlement Amount” has the meaning specified in Schedule C.

“Daily Target Deviation” has the meaning specified in Section 7.4(a).

“Default” means any event that, with notice or the passage of time, would constitute an Event of Default.

“Defaulting Party” has the meaning specified in Section 20.2.

“Default Interest Rate” means the lesser of (i) the per annum rate of interest calculated on a daily basis using the prime rate published in the Wall Street Journal for the applicable day (with the rate for any day for which such rate is not published being the rate most recently published), plus two hundred (200) basis points and (ii) the maximum rate of interest permitted by Applicable Law.

“Definitive Commencement Date Value” has the meaning specified on Schedule K hereto.

“Delivered Transaction” has the meaning specified in Schedule N.

“Delivery Amount” means in respect of the Company and for each Valuation Date:

(a)    the amount by which the Credit Support Amount exceeds the Value as of that Valuation Date of all Posted Collateral (other than Independent Amount) held by Citi; and

(b)    the amount by which the Ad-Hoc Credit Support Amount exceeds the Value as of that Valuation Date of all Posted Collateral (consisting solely of Independent Amount) held by Citi,

in each case, rounded up or down to the nearest integral multiple of USD 10,000.

“Delivery Date” means any applicable 24-hour period.

“Delivery Month” means the month in which Crude Oil is to be delivered to the Refinery.

“Designated Affiliate” means, (i) in the case of Citi, Citibank, N.A., Citigroup Global Markets Limited and CGMHI; and (ii) in the case of the Company, the Parent and Par Pacific.

“Differential Amount” means, for any month and with respect to a Feedstock, the Differential Amount as set forth on Schedule B, as updated on the Periodic Adjustment Date, if applicable.

“Disqualified Institution” means (i) any Person who, directly or indirectly, engages in the same or similar business of the Company, the Parent or their Affiliates, including (x) any private equity sponsor, private equity fund or other entity that Controls companies in the same or similar business of the Company, the Parent or their Affiliates, (y) any commodity merchant or other person that is primarily in the business of buying, selling, financing or trading commodities (including any Feedstocks) and (z) any Person that is engaged in the business of refining or producing Feedstocks, refined products or other commodities, (ii) any Affiliate of any Person that is a “Disqualified Institution” pursuant to clause (i) of this definition that is reasonably identifiable upon inquiry as a sponsor or an Affiliate of such a Disqualified Institution and (iii) any Distressed Debt Fund.

“Distressed Debt Fund” means an investment fund that primarily employs distressed debt investment strategies in its business.

“Early Termination Date” has the meaning specified in Section 20.2(b).

“Early Termination Date Value” has the meaning specified in the form of the Step-Out Inventory Sales Agreement attached hereto as Schedule L-2.

“Early Termination Date Volumes” has the meaning specified in Section 21.1(a)(ii).

“Electronic Signature” means any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Collateral” means:

(a)    Cash, with a valuation percentage of 100%; and

(b)    Letters of Credit (excluding Letters of Credit issued under the LC Facility), with a valuation percentage of 100%.

“Environmental Credits” means benzene credits, sulfur credits or renewable fuel credits, including RINs and diesel fuel credits, generated under or required for compliance with Environmental Laws.

“Environmental Law” means any existing or, with respect to the period the same was applicable, past Applicable Law, legally binding judicial or administrative interpretation thereof or any legally binding requirement that governs the protection of natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of, or exposure by employees or other persons to, solid waste, industrial waste or hazardous substances or materials.

“Environmental Liabilities” means Liabilities arising from compliance or non-compliance with, or the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, or release of Hazardous Substances under, Environmental Law.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.

“Estimated Termination Amount” has the meaning specified in Section 21.2(b).

“Event of Default” means an occurrence of the events or circumstances described in Section 20.1.

“Excess Value” has the meaning specified in Section 3.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Financing Agreements” means the agreements listed on Schedule O.

“Expiration Date” has the meaning specified in Section 3.1.

“Exposure” has the meaning assigned to such term on Schedule S.

“Extension Option” has the meaning specified in Section 3.2.

“Fee Letter” means that certain Fee Letter, dated as of the Commencement Date, between the Company and Citi, and as from time to time hereafter amended and/or restated, which identifies itself as the “Fee Letter” for purposes hereof, and pursuant to which the Parties have set forth the amounts for and other terms relating to certain fees payable hereunder.

“Feedstock” has the meaning specified on Schedule A.

“Financing Agreement” means any credit agreement, indenture or other financing agreement under which the Parent or the Company may incur or become liable for indebtedness for borrowed money (including capitalized lease obligations and reimbursement obligations with respect to letters of credit) but only if the covenants thereunder limit or otherwise apply to any of the business, assets or operations of the Company, in each case, with any refinancing, refunding, renewal or extension thereof, and in each case, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Fixed Price Forward Hedge Transaction” means, if elected by the Company in accordance with Article 7, a fixed price forward hedge transaction entered into under the ISDA Master Agreement and evidenced by an ISDA Confirmation.

“Flex Layer Hedge Convention” has the meaning specified on Schedule T.

“Flex Layer Hedge Entry Price” has the meaning specified on Schedule T.

“Flex Layer Nomination Day” has the meaning specified on Section 7.2.

“Flex Layer Passback Fee” has the meaning specified on Schedule C.

“Flex Layer Start Date” has the meaning specified in Section 7.2(a).

“Flex Layer Volume” has the meaning specified in Section 7.2.

“Floating Price Forward Hedge Transaction” means, if elected by the Company in accordance with Article 7, a floating price forward hedge transaction deemed entered into pursuant to Article 7.

“FOB” means Free on Board as described in Incoterms.

“Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of the Company or Citi); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any Person purporting to act therefor.

“Guaranty” means that certain Guaranty, dated as of the Commencement Date, made by the Parent in favor of Citi in connection with this Agreement and the transactions contemplated hereby.

“Gross True-Up Amount” has the meaning specified on Schedule C.

“Hazardous Substances” means any explosive or radioactive substances or wastes and any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedging Transaction” means a Fixed Price Forward Hedge Transaction or a Floating Price Forward Hedge Transaction.

“Hedging Transaction Roll Period” means, in respect of Base Layer Volumes, a period up to twelve (12) months.

“Identified Facilities” has the meaning specified in Section 14.4(a).

“Identified Facilities Consultation Period” has the meaning specified in Section 14.4(a).

“Identified Facilities Cure Period” has the meaning specified in Section 14.4(a).

“Included Crude Storage Tanks” the tanks listed on Schedule D, as such schedule may, from time to time, be amended by the Parties.

“Included Locations” means, collectively, the Included Crude Storage Tanks (as more particularly described on Schedule D, as such schedule may, from time to time, be amended by the Parties), and the Included Third Party Tanks (as more particularly described on Schedule E, as such schedule may, from time to time, be amended by the Parties).

“Included Third Party Tanks” means the tanks subject to a Required Storage and Transportation Arrangement, as listed on Schedule E, as such schedule may, from time to time, be amended by the Parties.

“Incoterms” means International Chamber of Commerce Incoterms® 2010 or such other version of such terms as the Parties may agree shall apply.

“Indebtedness” means, with respect to any specified Person, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) of such Person:

(a)    in respect of borrowed money;

(b)    evidenced by bonds, notes, debentures or similar instruments;

(c)    in respect of all outstanding letters of credit issued for the account of such Person that support obligations that constitute Indebtedness (provided that the amount of such letters of credit included in Indebtedness shall not exceed the amount of the Indebtedness being supported) and, without duplication, the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person;

(d)    in respect of bankers’ acceptances;

(e)    representing that portion of capital lease obligations and Synthetic Lease Obligations that is properly classified as a liability on a balance sheet in conformity with GAAP;

(f)    representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade accounts payable or similar obligation to a trade creditor;

(g)    representing any obligations under Hedging Agreements, other than obligations under Hedging Agreements that are incurred in the normal course of business and not for speculative purposes and do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices, crack spreads or foreign currency exchange rates or other hedged subject matter, or by reason of fees, indemnities and compensation payable thereunder;

(h)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; or

(i)    if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Agreements) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes all (i) Indebtedness of other Persons secured by a Lien on any asset (other than Liens on and pledges of the Equity Interests of any joint venture owned by the Parent or any Subsidiary, securing Indebtedness of such joint venture) of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person; and (ii) the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

Indebtedness shall not include:

(a)    any liability for taxes;

(b)    any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that, such liability is extinguished within five (5) Business Days of its incurrence;

(c)    any liability owed to any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(d)    any Indebtedness that is satisfied and discharged or defeased by legal defeasance;

(e)    accrued expenses and trade accounts payable arising in the ordinary course of business; and

(f)    any obligation in respect of buy-sell or similar arrangements related to Environmental Credits (but excluding any obligations relating to the financing of any Environmental Credits or borrowed money obligations for which any Environmental Credits constitute any portion of the collateral securing such obligations).

No Indebtedness of any Person will be deemed to be contractually subordinated in right of payment to any other Indebtedness of such Person solely by virtue of being unsecured or by virtue of being secured on a junior priority basis.

“Independent Amount” means, in respect of the Company and any day, an amount equal to the Ad-Hoc Exposure.

“Independent Engineer” means a consulting engineering firm or group, selected by Citi in its reasonable judgment that is reasonably acceptable to the Company (such acceptance not to be unreasonably withheld), that (a) has the necessary expertise to undertake the services or activities contemplated in Section 14.4, (b) has no economic relationship, association, or nexus with Citi, the Company, any Affiliate of Citi or any Affiliate of the Company, other than to meet the obligations of Citi pursuant to this Agreement, and (c) is licensed in an appropriate engineering discipline for the required certification being made.

“Independent Inspection Company” has the meaning specified in Section 12.3.

“Index Amount” has the meaning specified on Schedule B.

“Infrared Thermography” means the use of infrared images taken on four sides of each tank with the average value determined used to determine the level of Sludge from the appropriate strapping table, with values adjusted from Gross Standard Volume (GSV) to reflect Sludge volumes.

“Initial Hedging Side Letter” means that certain letter agreement, dated as of May 28, 2024, among the Company, Parent and Citi, as further amended, restated, supplemented or otherwise modified from time to time.

“Initial Inventory Sales Agreement” means the inventory sales agreement, substantially in the form attached hereto as Schedule K or as otherwise reasonably acceptable to Citi and the Company, dated as of the Commencement Date, between Citi and the Company, pursuant to which the Company is selling and transferring to Citi the Commencement Date Volume.

“Insurance Collateral” has the meaning specified in the Security Agreement.

“Interest Amount” means, with respect to an Interest Period, the aggregate sum of the amounts of interest calculated for each day in that Interest Period on the principal amount of Posted Collateral in the form of Cash held by the Secured Party on that day, determined by the Secured Party for each such day as the amount of that Cash on that day multiplied by the Interest Rate in effect for that day divided by three-hundred sixty (360).

“Interest Period” means the period from (and including) the last Business Day on which an Interest Amount was Transferred (or if no Interest Amount has yet been Transferred, the Business Day on which Posted Collateral in the form of Cash was Transferred to or received by Citi) to (but excluding) the Business Day on which the current Interest Amount is to be Transferred.

“Interest Rate” means SOFR (Collateral Rate) (as defined in Article 10 of the ISDA Collateral Agreement Interest Rate Definitions, Version 2.0).

“Intermediation Collateral” has the meaning assigned to such term in the Security Agreement.

“International Waters” means all parts of the sea which are outside national jurisdiction, being beyond the internal waters, territorial sea, exclusive economic zone or the archipelagic waters of any state as “internal waters,” “territorial sea,” “exclusive economic zone” and “archipelagic waters” are defined and used in the United Nations Convention on the Law of the Sea 1982. Where no exclusive economic zone is declared by a state, then this shall be taken to be the area beyond and adjacent to the territorial sea of that state determined by that state determined by the state in accordance with international law and extending no more than 200 nautical miles from the baselines from which the breadth of its territorial sea is measured).

“Inventory Business Interruption Insurance Proceeds” means the amount of cash proceeds of business interruption insurance for loss with respect to Crude Oil volumes in the Included Locations resulting from the necessary interruption of business caused by direct physical loss or damage by a peril insured against, determined as and when received in Cash, in each case, (i) solely to the extent resulting from the inability to sell Feedstock volumes in the Included Locations to the Company and (ii) not to exceed an amount equal to all reasonable losses and costs incurred or realized by Citi as a result of the sale and delivery by Citi of such Feedstock volumes to a third party purchaser. Notwithstanding the foregoing, it is understood and agreed that “Inventory Business Interruption Insurance Proceeds” shall not include cash proceeds for losses resulting from any other event including, without limitation, any theft, loss, physical destruction or damage, taking or similar event with respect to any Collateral (as defined in each of the Term Loan Facility and the ABL Facility) or business interruption losses resulting from events other than losses incurred upon selling Feedstock volumes in such Included Locations.

“Inventory Collateral” means, collectively, the Intermediation Collateral and the Insurance Collateral.

“Inventory Report” means the daily reports, in form and substance reasonably satisfactory to Citi, as illustrated in the form on Schedule I.

“Inventory Value” means, in respect of a day, the product of (i) the aggregate volume of all Citi owned Barrels that are not in an At Origin Transaction AP Fee Period or a Delivered Transaction AP Fee Period (as such terms are defined in the Fee Letter) and (ii) the Daily Price for that day.

“IRS” means the United States Internal Revenue Service.

“ISDA Confirmation” means a “Confirmation” as defined in the ISDA Master Agreement.

“ISDA Master Agreement” means, collectively, (i) the ISDA 2002 Master Agreement between Citi and the Company, dated as of the Commencement Date, including the Schedule thereto and (ii) all ISDA Confirmations from time to time issued thereunder and subject thereto, in each case, as further amended, supplemented, restated, or otherwise modified from time to time.

“ISDA Master Agreement Termination Event” means, with respect to a Party, an “Event of Default” under the ISDA Master Agreement for which such Party is the Defaulting Party or any “Additional Termination Event” under the ISDA Master Agreement for which such party is the sole Affected Party thereunder.

“Knowledge” means, with respect to any Person, the actual or constructive knowledge of any director, officer or managing member (or similar executive) of such Person or any knowledge that would have been obtained by such director, officer or managing member (or similar executive) upon reasonable investigation and inquiry.

“LC Facility” means any uncommitted revolving credit and/or letter of credit facility for the Company, so long as the loans and extensions of credit made thereunder shall solely finance and provide credit support for the purchase of Crude Oil and other feedstocks, and pay fees and expenses in connection therewith, together with all related loan documents, security agreements, account control agreements, other collateral documents and ancillary agreements among the parties thereto, in each case, (i) in form and substance reasonably satisfactory to Citi and (ii) as any of the same may be extended, renewed, amended, supplemented, restated, amended and restated or otherwise modified from time to time, or refinanced and/or replaced from time to time and in whole or in part.

“LC Facility Agent” means the administrative agent pursuant to the LC Facility.

“Letter of Credit” means (i) with respect to the LC Facility and the ABL Facility, a letter of credit issued thereunder and (ii) in all other respects, an irrevocable, transferable standby letter of credit issued by an Acceptable Financial Institution (or any other financial institution that is reasonably satisfactory to Citi, such consent not to be unreasonably withheld, conditioned or delayed) in favor of Citi and provided by the Company to Citi, substantially in the form attached hereto as Schedule P or as otherwise reasonably acceptable to Citi.

“Letter of Indemnity” means a letter of indemnity from either (a) the Company or (b) subject to Citi’s prior written consent in its commercially reasonable discretion, a Third Party Supplier, in each case addressed to Citi substantially in the form attached hereto as Schedule U or as otherwise reasonably acceptable to Citi and the Company.

“Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable and documented attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Lien Documents” means the Security Agreement and any other instruments, documents and agreements delivered by or on behalf of the Company in order to grant to, or perfect in favor of, Citi, a lien on Collateral of the Company as security for the Secured Obligations in accordance with the terms thereunder.

“Liquidated Amount” has the meaning specified in Section 20.2(f).

“Market Structure Fee” has the meaning specified on Schedule C.

“Market Structure Price” means the inter-month spreads agreed between Citi and the Company from time to time pursuant to Section 7.1(a). For the avoidance of doubt, the Market Structure Price will be a negative number when the applicable market is in backwardation and a positive number when the applicable market is in contango.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, assets or financial condition of the Company, (b) the ability of the Company to fully and timely perform its material obligations under the Transaction Documents, taken as a whole, (c) the legality, validity, binding effect or enforceability against the Parties of any Transaction Documents to which they are party or (d) the material rights, remedies and benefits available to, or conferred upon, Citi under the Transaction Documents, taken as a whole.

“Material Casualty Event” means an insured event resulting from loss, physical destruction, damage or other similar event, but only if (i) such event affects at least fifty percent (50%) of the production capacity of the Refinery, in each case, relevant to the aggregate amount of Crude Oil to be delivered to Citi at the Included Locations and (ii) such event extends, and the loss, destruction, or damage (however described) cannot be or is not reasonably expected to be able to be repaired or cured within two-hundred forty (240) days from its occurrence.

“Maximum Inventory Value” has the meaning specified in Section 3.3(a).

“Minimum Transfer Amount” means USD 250,000.

“Monthly Crude Forecast” has the meaning specified in Schedule N.

“Monthly Crude Payment” has the meaning specified in Section 6.8.

“Monthly Net Crude Sales Volume” has the meaning specified in Section 6.6.

“Monthly Target Deviation” has the meaning specified in Section 7.4(c).

“Monthly True-Up Amount” has the meaning specified in Section 10.2(a).

“Monthly True-Up Payment Date” has the meaning specified in Section 10.2(a).

“Moody’s” means Moody’s Investors Service, Inc., including any official successor to Moody’s.

“Non-Affected Party” has the meaning specified in Section 17.1.

“Non-Defaulting Party” has the meaning specified in Section 20.2(a).

“NSV” means, with respect to any measurement of volume, the total liquid volume, excluding basic sediment and water and free water, corrected for the observed temperature to 60° F.

“Other Operators” means any Person (other than the Company) that owns or operates an Included Location.

“Parent” means Par Petroleum, LLC, a Delaware limited liability company.

“Par Pacific” means Par Pacific Holdings, Inc., a Delaware corporation.

“Participant” has the meaning specified in Section 27.5(a).

“Participant Register” has the meaning specified in Section 27.5(a).

“Party” or “Parties” has the meaning specified in the preamble to this Agreement.

“Periodic Adjustment Date” means the date that is two (2) Business Days prior to the end of each calendar month occurring after the Commencement Date; provided that, in the event that an Included Location is removed pursuant to Section 14.4(c), the date of such removal shall be deemed to be a Periodic Adjustment Date for all purposes hereof.

“Permitted Liens” means:

(a)    Liens granted pursuant to any Transaction Document, the ABL Facility, the Term Loan Facility, the LC Facility and any other Existing Financing Agreement;

(b)    Liens for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)    Liens in respect of property or assets of the Company imposed by Applicable Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business, and (1) which do not in the aggregate materially detract from the value of the Company’s property or assets or materially impair the use thereof in the operation of the business of the Company or (2) are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d)    Liens upon assets of the Company subject to capital leases and leases giving rise to Synthetic Lease Obligations; provided that: (1) such Liens only serve to secure the payment of Indebtedness arising under such capital lease obligation or leases giving rise to Synthetic Lease Obligations and (2) the Lien encumbering the asset giving rise to such capital lease obligations or leases giving rise to Synthetic Lease Obligations does not encumber other assets of the Company;

(e)    Liens upon equipment or machinery acquired after the Commencement Date and used in the ordinary course of business of the Company or any of its Subsidiaries to secure Indebtedness; provided that, in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Company;

(f)    Liens arising out of the existence of judgments or awards in an aggregate amount not to exceed USD 5,000,000 in respect of which the Company or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings;

(g)    statutory and common law landlords’ Liens under leases to which the Company is a party;

(h)    Liens or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(i)    Liens on cash collateral or deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property, including minor title deficiencies, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(k)    Liens incurred in the ordinary course of business in connection with (1) the shipping of goods or assets, which Liens are in favor of the shipper of such goods or assets with respect to amounts due to such shipper for the carriage of such goods or assets and only attach to such goods or assets or (2) the purchase of goods or assets, which Liens arise by operation of law in favor of the seller of such goods or assets, only attach to such goods or assets and cease to be in effect upon payment in full of the purchase price for such goods or assets;

(l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and cash equivalents on deposit in one or more accounts maintained by the Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(n)    Liens arising by operation of law securing rental, storage, throughput, transportation, handling or other similar fees or charges owing from time to time to bailees, transporters or warehousemen, solely to the extent of such fees or charges and incurred in the ordinary course of business of the Company;

(o)    Permitted Liens (as defined in the ABL Facility), Permitted Liens (as defined in the Term Loan Facility) and Permitted Liens (as defined in the LC Facility);

(p)    Liens on RINs;

(q)    Liens securing Indebtedness in respect of any Financing Agreement permitted under Section 19.1(g); and

(r)    Liens on cash collateral posted solely to secure the Company’s reimbursement obligations under any Letters of Credit.

“Permitted IIA Liens” means (a) Liens for taxes, assessments, judgments, governmental charges or levies, either not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been made; (b) Liens of mechanics, laborers, suppliers, workers, materialmen, and other similar liens incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith by appropriate proceedings, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefore; (c) Liens arising by operation of law securing rental, storage, throughput, transportation, handling or other similar fees or charges owing from time to time to carriers, bailees, transporters or warehousemen, solely to the extent of such fees or charges and incurred in the ordinary course of business of the Company; (d) Liens created under the Lien Documents or pursuant to any other Transaction Documents; and (e) Liens (1) incurred in the ordinary course of business in connection with the purchase of goods, which Liens arise by operation of law in favor of the seller of such goods, only attach to such goods and cease to be in effect upon payment in full of the purchase price for such goods, and (2) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of such goods.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pledgor” means the Company.

“Posted Collateral” means all Eligible Collateral, and all proceeds thereof that have been Transferred to or received by the Secured Party hereunder and not Transferred to Pledgor in the form of a Return Amount hereunder or released by the Secured Party in accordance with Section 11.2. Any Interest Amount or portion thereof not Transferred pursuant to Section 11.2 will constitute Posted Collateral in the form of Cash.

“Price Adjustment Settlement Amount” has the meaning specified on Schedule R hereto.

“Procurement Contract” means any Citi Procurement Contract or Refinery Procurement Contract, or such other contract to the extent the Parties mutually deem such contract to be a Procurement Contract for purposes hereof.

“Provisional Index Amount” has the meaning specified on Schedule B.

“Prudent Industry Practice” means, at a particular time and as applicable to any particular Included Location, the practices, methods, standards and procedures that, at such time, exercising the degree of skill, care and diligence as would reasonably be expected to be observed by a Reasonable and Prudent Operator of facilities of similar type and scale as the applicable Included Location and under similar circumstances, in light of the facts known at the time a decision is made. For the avoidance of doubt, “Prudent Industry Practice” (i) shall, in all circumstances, include compliance with Applicable Law and (ii) is not intended to be limited to the optimum practices, methods or acts to the exclusion of all others (unless such practice, method or act is the only practice, method or act that complies with Applicable Law), but rather to be a range of good and proper practices, methods and acts.

“Purchasing Protocol” means the purchasing protocol set forth on Schedule N hereto.

“Ratings Downgrade Event” means that either (i) Moody’s publicly announces a public corporate family rating for the Parent that is at or below B3 or (ii) S&P publicly announces a public corporate credit rating for the Parent that is at or below B-.

“Ratings Upgrade Event” means that either (i) Moody’s publicly announces a public corporate family rating for the Parent that is Ba1 or higher or (ii) S&P publicly announces a public corporate credit rating for the Parent that is BB+ or higher.

“Reasonable and Prudent Operator” means a person acting in good faith and seeking to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence, and foresight which would reasonably and ordinarily be expected from a skilled and experienced person operating in and engaged in the same type of undertaking under the same or similar circumstances and conditions.

“Refinery” has the meaning set forth in the recitals to this Agreement.

“Refinery Procurement Contract” means a procurement contract entered into by the Company with any Third Party Supplier for the purchase by the Company of Crude Oil from such Third Party Supplier; provided that, pursuant to such procurement contract, the Company shall face such Third Party Supplier in its own name and provide any credit support required thereunder.

“Regulatory Event” has the meaning specified in Section 9.2(a).

“Regulatory Event Notice” has the meaning specified in Section 9.2(a).

“Related Capacity” has the meaning specified in Section 21.1(c).

“Regulatory Termination Notice” has the meaning specified in Section 9.2(a).

“Remaining Fees” means an amount equal to the Throughput Fee (as defined in the Fee Letter) that would have become due for the period commencing on the date on which this Agreement is terminated under Section 20.2 and ending on the Expiration Date.

“Renewable Fuel Standards” means the regulatory requirements set forth in 40 C.F.R. Part 80, Subpart M, §§ 80.1400 et seq.

“Requested Funding Date” means the date upon which, in connection with a Refinery Procurement Contract, the Company is obligated to make payment to the relevant Third Party Supplier.

“Required Procurement Information” has the meaning specified in Schedule N.

“Required Policy” or “Required Policies” has the meaning specified in Section 16.1.

“Required Storage and Transportation Arrangements” has the meaning set forth on Schedule F.

“Retention Period” has the meaning specified in Article 24.

“Return Amount” means, in respect of Citi and for each Valuation Date:

(a)    the amount by which the Value as of that Valuation Date of all Posted Collateral (other than Independent Amount) held by Citi exceeds the Credit Support Amount; and

(b)    the amount by which the Value as of that Valuation Date of all Posted Collateral (consisting solely of Independent Amount) held by Citi exceeds the Ad-Hoc Credit Support Amount,

in each case, rounded down/up and down to the nearest integral multiple of USD 10,000.

“RINs” means any “renewable identification number” as defined in 40 C.F.R. § 80.1401 and regulated as part of Renewable Fuel Standards.

“S&P” means Standard & Poor’s Rating Services Group, a division of The McGraw-Hill Companies, Inc., including any official successor to S&P.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 3.3 Amount” has the meaning specified in Section 3.3(c).

“Section 3.3 Credit Support” has the meaning specified in Section 3.3(c).

“Section 3.3 Letter of Credit” has the meaning specified in Section 3.3(a).

“Section 3.3 Notice” has the meaning specified in Section 3.3(a).

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Party” means Citi.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Commencement Date, between Citi and the Company, as further amended, restated, supplemented or otherwise modified from time to time.

“Settlement Amount” has the meaning specified in Section 20.2(c).

“Services Agreement” means the Services Agreement attached as Annex 7 to Schedule X.

“Sludge” means a semi-solid slurry consisting of hydrocarbons, sediment, paraffin and water, produced from a process or as a result of solids separated from suspension in a liquid.

“Solvent” means as to any Person, such Person, (a) owns assets whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns assets whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Transaction Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates; and “fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

“Specified Adequate Assurance Amount” has the meaning specified in Section 13.4.

“Specified Controlled Account” has the meaning assigned to the term “Account” under the Account Control Agreement.

“Specified Transaction” means:

(a)         any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Citi (or any of its Designated Affiliates) and the Company (or any of its Designated Affiliates) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in sub-section (a)(i) above that is currently, or in the future becomes, recurrently entered into the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value;

(b)         any combination of these transactions; and

(c)         any other transaction identified as a Specified Transaction in this agreement or the relevant confirmation.

“SPM” means the self-contained single-point mooring buoy offshore terminal facility maintained by the Company offshore of the Refinery for the purposes of mooring and transferring Crude Oil cargoes from and to oceangoing vessels.

“SPM Delivery Point” means, with respect to any Citi Procurement Contract that contemplates delivery at the SPM or to another “Transaction Origin” as defined under the SPM Master Confirmation, the delivery point specified in such Citi Procurement Contract at which title to the Crude Oil being sold thereunder is to be transferred from the Third Party Supplier thereunder to Citi.

“SPM Downstream Leg” has the meaning specified in Schedule N.

“SPM Master Confirmation” means the Master Buy/Sell Confirmation substantially in the form of Schedule Z.

“SPM Transaction” has the meaning specified in Schedule N.

“SPM Upstream Leg” has the meaning specified in Schedule N.

“Stand-by Market Structure Price” has the meaning specified on Schedule T.

“Step-Out Inventory Sales Agreement” means the purchase and sale agreement (i) to be dated as of the Termination Date and substantially in the form of Schedule L-1 hereto or (ii) to be dated as of the Early Termination Date and substantially in in the form of Schedule L-2 hereto, pursuant to which the Company shall buy Crude Oil from Citi subject to the provisions of this Agreement and any other terms agreed to by the parties thereto.

“Step-Out Price” has the meaning given to such term in Schedule V.

“Storage Facilities” means the storage, loading and offloading facilities owned and operated by the Company and located at the Refinery, including the Included Crude Storage Tanks, and any relevant land, piping, marine facilities, truck facilities and other facilities related thereto, together with existing or future modifications or additions, which are excluded from the definition of Refinery.

“Storage Facilities Agreement” means the storage facilities agreement (in form and substance reasonably agreeable to the Parties as set forth on Schedule M) between the Company and Citi, pursuant to which the Company has granted to Citi an exclusive right to use the Storage Facilities (to the extent that such exclusive right can be granted) in connection with this Agreement.

“Subsidiary” as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Supplier’s Inspector” means any Person selected by Citi in a commercially reasonable manner at Citi’s own cost and expense that is acting as an agent for Citi or that (i) is a licensed Person who performs sampling, quality analysis and quantity determination of the Crude Oil purchased and sold hereunder, (ii) is not an Affiliate of any Party and (iii) in the reasonable judgment of Citi, is qualified and reputed to perform its services in accordance with Applicable Law and industry practice, to perform any and all inspections required by Citi.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tank Maintenance” has the meaning specified in Section 14.1(b).

“Target Deviation Final Settlement” means the amount determined to be due pursuant to Schedule Q.

“Target Deviation Settlement” has the meaning specified on Schedule C.

“Target Inventory Level” has the meaning specified in Section 7.3.

“Tax” or “Taxes” has the meaning specified in Section 15.1.

“Term” has the meaning specified in Section 3.1.

“Term Loan Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the lenders under the Term Loan Facility, and any successors and assigns or replacements thereunder.

“Term Loan Facility” means the Term Loan Credit Agreement, dated as of February 28, 2023, among Par Pacific, the Parent, Par Petroleum Finance Corp., the Term Loan Agent, Wells Fargo Securities, LLC, BOFA Securities Inc., and MUFG Bank, LTD., as joint lead arrangers and joint bookrunners, and the financial institutions from time to time party thereto, in each case, with any refinancing, refunding, renewal or extension thereof, and in each case, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Terminalling Agreement” means that certain Terminalling, Throughput and Storage Agreement, dated as of December 19, 2018, between IES Downstream, LLC and the Company.

“Termination Amount” means, without duplication, the total net amount owed by one Party to the other Party upon termination of this Agreement under Section 21.2(a).

“Termination Date” has the meaning specified in Section 21.1.

“Termination Date Purchase Value” means, with respect to the Termination Date Volumes, initially the Estimated Termination Amount until the Definitive Termination Date Value has been determined and thereafter the Definitive Termination Date Value (as such terms are defined in the form of the Step-Out Inventory Sales Agreement attached hereto as Schedule L-1 and Schedule L-2, as applicable).

“Termination Date Volumes” has the meaning specified in Section 21.1(a).

“Termination Fee” means an amount equal to the Termination Fee (as defined in the Fee Letter).

“Third Party Supplier” means any seller of Crude Oil under a Procurement Contract (other than the Company or any Affiliate of the Company).

“Threshold” means:

(a)    in respect of the Company, USD 25,000,000; provided that, if a Ratings Upgrade Event occurs, then the Threshold in respect of the Company will be USD 35,000,000; and

(b)    in respect of Citi, infinity (∞).

“Trade Ticket” has the meaning specified in Schedule Y.

“Transaction Document” means any of this Agreement, the Acknowledgment Agreement, the Fee Letter, the Guaranty, the Initial Inventory Sales Agreement, the ISDA Master Agreement, the Step-Out Inventory Sales Agreement, the Required Storage and Transportation Arrangements, the Security Agreement, the Account Control Agreement (if applicable), the Triparty Agreement and any other agreement or instrument contemplated hereby or executed in connection herewith, in each case as amended, supplemented, restated or otherwise modified from time to time.

“Transfer” means, with respect to any Eligible Collateral, Posted Collateral or Interest Amount, and in accordance with the instructions of the Secured Party or the Pledgor, as applicable:

(a)    in the case of Cash, payment or delivery by wire transfer into one or more bank accounts specified by the recipient; and

(b)    in the case of Letters of Credit, the posting of such Letters of Credit, the reduction of the undrawn amounts of such Letters of Credit or the termination of such Letters of Credit, as applicable.

“Trigger Event Notice” has the meaning specified in Schedule N.

“Triparty Agreement” means the Triparty Acknowledgment Agreement, dated as of the Commencement Date, among Citi, the Company and J. Aron & Company LLC in respect of the payments made under the Initial Inventory Sales Agreement.

“UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of collateral.

“USD” means United States Dollars, the lawful currency of the United States of America.

“USOR” means U.S. Oil & Refining Co., a Delaware corporation.

“USOR Refinery” means the refinery of USOR located in Tacoma, Washington.

“Value” means, for any Valuation Date or other date for which Value is calculated, with respect to:

(a)    Eligible Collateral or Posted Collateral that is Cash, the amount thereof; and

(b)    Eligible Collateral or Posted Collateral that is a Letter of Credit, the undrawn amount thereof.

“Valuation Date” has the meaning specified in Section 11.1.

“Volume Determination Procedures” mean, in respect of the Refinery, the Company’s ordinary month-end procedures for determining the volumes of Crude Oil held in any Included Location, which shall include manual gauging by an Independent Inspection Company of each such storage tank on the last day of each calendar quarter to ensure that the automated tank level readings are accurate to within a tolerance of two (2) inches (it being understood that if the automated reading cannot be calibrated to be within such tolerance, the Company shall use the manual gauge reading in its calculation of month-end inventory); provided that, with respect to any Crude Oil held in Included Third Party Tanks, volume determinations shall be based on the monthly statements provided by the relevant Other Operators to the Company or based on statements or reports received by Citi from such Other Operators under the Required Storage and Transportation Arrangements and provided by Citi to the Company.

1.2    Applicable Benchmark Rate; Benchmark Replacement. The Applicable Benchmark Rate and any Benchmark Replacement shall be determined in accordance with Annex A and Annex B.

1.3    U.S. Resolution Stay Provisions. The Parties acknowledge and agree that the provisions set forth on Annex C shall apply to this Agreement and any transactions hereunder.

1.4    Construction of Agreement.

(a)    Unless otherwise specified, reference to, and the definition of any document (including this Agreement) shall be deemed a reference to such document as may be, amended, supplemented, revised or modified from time to time.

(b)    Unless otherwise specified, all references to an “Article,” “Section,” “Schedule,” or “Annex” are to an Article or Section hereof or a Schedule or Annex attached hereto.

(c)    All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(d)    Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.

(e)    Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.

(f)    Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.

(g)    A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.

(h)    Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.

(i)    Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.

(j)    Unless otherwise expressly stated herein, any reference to “volume” shall be deemed to refer to actual NSV, unless such volume has not yet been determined, in which case, volume shall be an estimated net volume determined in accordance with the terms hereof.

(k)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5    The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

ARTICLE 2

CONDITIONS PRECEDENT

2.1    Conditions Precedent to Commencement Date. The Commencement Date shall not occur until the prior or concurrent satisfaction (or waiver by Citi) of each of the following conditions precedent:

(a)    The Parties have entered into (i) this Agreement and a full set of Schedules and Annexes have been appended hereto, (ii) the Security Agreement, (iii) the Storage Facilities Agreement, and (iv) the Required Storage and Transportation Arrangements;

(b)    The Parties have entered into the Fee Letter;

(c)    The Parties have entered into the ISDA Master Agreement;

(d)    The Guaranty shall have been duly executed and delivered to Citi;

(e)    The Acknowledgment Agreement shall have been duly executed and delivered to Citi in form and substance reasonably satisfactory to Citi;

(f)    Citi shall have executed the initial Hedging Transactions as set forth in the Initial Hedging Side Letter;

(g)    Citi and the Company shall have entered into the Initial Inventory Sales Agreement;

(h)    Citi, the Company and J. Aron & Company LLC shall have entered into the Triparty Agreement and shall have consummated the payment obligations contemplated thereunder;

(i)    Citi shall have received insurance certificates from the Company’s insurance broker evidencing (1) all insurance required to be maintained pursuant to this Agreement is in full force and effect and (2) that Citi has been named as additional insured/loss payee to the extent required under this Agreement;

(j)    The Company shall have delivered to Citi a certificate signed by an appropriate officer of the Company in form and substance reasonably satisfactory to Citi certifying as to incumbency, due authorization, board approval and resolutions;

(k)    Citi shall have received opinions of counsel to the Company in form and substance reasonably satisfactory to Citi, covering such matters as Citi shall reasonably request, including but not limited to good standing; existence and due qualification; power and authority; due authorization and execution; enforceability; and no conflicts with respect to the ABL Facility and the Term Loan Facility;

(l)    The Company shall have filed any UCC financing statements necessary to perfect the Liens granted under the Security Agreement, including precautionary UCC financing statements with respect to the Citi Property;

(m)    All representations and warranties of the Company and the Parent contained in the Transaction Documents are true and correct in all material respects on and as of the Commencement Date;

(n)    All representations and warranties of Citi contained in the Transaction Documents shall be true and correct in all material respects on and as of the Commencement Date;

(o)    No action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened in writing, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Commencement Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement or any other Transaction Documents that would reasonably be expected to have a Material Adverse Effect;

(p)    Neither the Refinery nor any of the Included Locations shall have been affected adversely by any loss or damage, whether or not covered by insurance, on the usual, regular and ordinary operations of the Refinery or the Included Locations that would reasonably be expected to have a Material Adverse Effect;

(q)    Citi shall have received evidence reasonably satisfactory to it that the Company shall have paid or made arrangements to pay all reasonable and documented fees, costs, and expenses of (i) the Independent Engineer and (ii) outside counsel of Citi, in each case, in respect of the Transaction Documents on or prior to the Commencement Date, which are required to be reimbursed or paid by the Company to Citi under this Agreement (in each case, if any) on or prior to such date (subject to the Letter of Intent between the Company and Citi, dated as of March 6, 2024); and

(r)    Citi shall have received final approvals from relevant internal committees in respect of this Agreement and the transactions contemplated hereunder.

2.2    Post-Commencement Date Undertakings. From and after the Commencement Date, the Company may endeavor to negotiate and implement designations and other binding contractual arrangements, in form and substance reasonably satisfactory to Citi, pursuant to which the Company may provide to Citi certain rights to use or access any available storage or transportation asset that has not previously been included as an Included Location or such other storage or transportation facility as may hereafter be identified by the Company (each, an “Additional Included Location”); provided that: (i) upon and concurrently with implementing any such assignment, designation or arrangement, any such Additional Included Location shall be added to the appropriate Schedule, as applicable, and such assignment, designation or arrangement shall be added to Schedule F as a Required Storage and Transportation Arrangement hereunder; (ii) to the extent reasonably requested by Citi, the Parties shall enter into an amendment to any applicable Transaction Document to include any inventory transferred to Citi as a result of such assignment, designation or arrangement; and (iii) without limiting the generality of the foregoing, the addition of an Included Location (A) shall be subject to such Included Location being operated in accordance with Prudent Industry Practice and subject to acceptance by Citi in its sole discretion and (B) shall not result in the contravention of the terms hereof.

ARTICLE 3

TERM OF AGREEMENT; MAXIMUM INVENTORY VALUE

3.1    Term. This Agreement is effective as of the Commencement Date and, subject to Section 2.1, the Commencement Date shall occur on May 31, 2024. Subject to Section 3.2, the term of this Agreement shall conclude at 11:59:59 p.m. CT on May 31, 2027 (the “Term”). The final day of the Term is referred to herein as the “Expiration Date”.

3.2    Extension Option. Either Party may, in its sole discretion, by written notice to the other Party given not later than the day that is six (6) months prior to the initial Expiration Date, elect to extend the Term to May 31, 2028 (the “Extension Option”); provided that, such election shall not be effective unless the Party receiving such Extension Option notice agrees, within five (5) Business Days after receipt of such Extension Option notice, to such extension in writing.

3.3    Maximum Inventory Value.

(a)    On any day during the Term, if the Inventory Value exceeds USD 450,000,000 (the “Maximum Inventory Value”), Citi agrees to promptly notify the Company (a “Section 3.3 Notice”) of the amount by which the Inventory Value for such day exceeds the Maximum Inventory Value (the “Excess Value”); provided that, upon the Company’s request, Citi shall use good faith efforts to consider a temporary increase to the Maximum Inventory Value to an amount reasonably requested by the Company. Following a Section 3.3 Notice, the Company shall Transfer one or more Letters of Credit (a “Section 3.3 Letter of Credit”) or Cash having an aggregate Value at least equal to the Section 3.3 Amount (each individually and taken together, the “Section 3.3 Credit Support”) to Citi not later than the close of business on the second Business Day thereafter.

(b)    Each Section 3.3 Letter of Credit and any Cash Transferred in respect of the Section 3.3 Amount will constitute Posted Collateral hereunder but will not reduce the Exposure and Ad-Hoc Exposure hereunder. If the Company fails to satisfy a Section 3.3 Notice by Transferring Section 3.3 Credit Support in the amount required under this Section 3.3, Citi shall not be obligated to purchase and sell Crude Oil until such time as it has received such Section 3.3 Letter of Credit or such Cash, as applicable.

(c)    For purposes of this Section 3.3, “Section 3.3 Amount” means the Excess Value calculated on that day.

(d)    Upon posting such Section 3.3 Letter(s) of Credit and/or any Cash Transferred in respect of the Section 3.3 Amount, the Maximum Inventory Value shall be deemed to be the sum of (i) USD 450,000,000 (subject to any increase thereof pursuant to the proviso in Section 3.3(a)), plus (ii) the undrawn amount of any Section 3.3 Letter(s) of Credit, plus (iii) the amount of any Cash constituting Posted Collateral under this Section 3.3. On the date that is thirty (30) days after the date on which a Section 3.3 Letter of Credit is posted or Cash is Transferred and at the end of each subsequent thirty (30) day period, Citi shall calculate the Average Inventory Value for the prior thirty (30) day period. For the avoidance of doubt, Citi shall be required to purchase and sell Crude Oil in accordance with the terms hereunder, up to the Maximum Inventory Value as increased pursuant to this Section 3.3(d), taking into account, on a dollar-for-dollar basis, the undrawn amount of any Section 3.3 Letter(s) of Credit and any Cash constituting Posted Collateral under this Section 3.3.

(e)    If:

(i)    the Average Inventory Value is greater than or equal to the Maximum Inventory Value, then Citi shall recalculate the Section 3.3 Amount in accordance with subclause (c) above and: (A) if there is a shortfall, notify the Company that it is required to Transfer additional Section 3.3 Credit Support, (B) if the Company’s obligation is satisfied by such Section 3.3 Credit Support, continue to hold such Section 3.3 Credit Support for an additional thirty (30) days or (C) if there is excess Section 3.3 Credit Support, consent to a reduction in the undrawn amount of such Section 3.3 Letter(s) of Credit and/or return Cash to the Company, in each case such that the Section 3.3 Amount is satisfied; and

(ii)    the Average Inventory Value is less than the Maximum Inventory Value, then Citi shall consent to a reduction in the undrawn amount of such Section 3.3 Letter(s) of Credit and/or return Cash to the Company, in each case, within two (2) Business Days of the determination of such Average Inventory Value.

3.4    Obligations upon Termination. In connection with the termination of the Agreement on the Expiration Date, the Parties shall perform their obligations relating to termination pursuant to Article 21.

ARTICLE 4

COMMENCEMENT DATE TRANSFER

4.1    Transfer and Payment on the Commencement Date. The Parties acknowledge and agree that Citi’s obligations hereunder shall commence only if the Commencement Date Volumes shall be sold and transferred to Citi as provided under the Initial Inventory Sales Agreement and payment of the Estimated Commencement Date Value (as defined in the Initial Inventory Sales Agreement) shall be made as provided in the Initial Inventory Sales Agreement and the Triparty Agreement.

4.2    Post-Commencement Date Reconciliation and True-Up. The Parties further acknowledge that the determination and payment of the Definitive Commencement Date Value (as defined in the Initial Inventory Sales Agreement) shall be made as provided in the Initial Inventory Sales Agreement.

ARTICLE 5

PURCHASE AND SALE OF CRUDE OIL

During the Term, the Parties agree to comply with the Purchasing Protocols set forth in Schedule N.

ARTICLE 6

DAILY VOLUMES; NET CRUDE SALES VOLUMES

6.1    Daily On-Island Volume. By no later than 11:00 a.m. CT on each Business Day, the Company shall provide to Citi, via email, an inventory report in the form set forth on Schedule I showing the Crude Oil volume that equals the sum of the aggregate volume of Crude Oil held in the Included Locations, in each case, as of the end of the immediately preceding Delivery Date (the “Daily On-Island Volume”).

6.2    Daily Delivered Volume. For any day, the “Daily Delivered Volume” shall be the aggregate volume of Crude Oil in respect of Delivered Transactions where title has been transferred to Citi but such Crude Oil has not been discharged at the SPM Delivery Point.

6.3    Daily At Origin Volume. For any day, the “Daily At Origin Volume” shall be the aggregate volume of Crude Oil in respect of At Origin Transactions where title has been transferred to Citi on vessel.

6.4    Correction to Inventory Reports. If the Company determines that any meter readings or tank gauge readings are inaccurate, the Company shall use commercially reasonable efforts to provide Citi with corrected meter readings and tank gauge readings by no later than 4:00 p.m. CT on the second (2nd) Business Day following the date on which such determination is made.

6.5    Determination of Daily Net Crude Sales Volumes. For each day, Citi shall determine the Daily Net Crude Sales Volume, in a commercially reasonable manner based on the inventory data and otherwise in the manner contemplated by this Section 6.5, and to the extent it deems appropriate taking into account such other data as may be relevant to the determination of such volumes. For purposes hereof, the “Daily Net Crude Sales Volume” for any day shall be an amount equal to (a) the Daily Crude Volume for such day minus (b) the Daily Crude Volume for the prior day minus (C) the aggregate Citi Crude Procured Volumes for such day.

6.6    Determination of Monthly Net Crude Sales Volumes. For each month, Citi shall determine the Monthly Net Crude Sales Volume, in a commercially reasonable manner based on the inventory data and otherwise in the manner contemplated by this Section 6.6, and to the extent it deems appropriate taking into account such other data as may be relevant to the determination of such volumes. For purposes hereof, “Monthly Net Crude Sales Volumes” for any month shall be an amount equal to (a) the Actual Month End Crude Volume for such month minus (b) the Actual Month End Crude Volume for the prior month minus (c) the aggregate Citi Crude Procured Volumes for such month.

6.7    Month End Inventory.

(a)    As of 11:59:59 p.m. CT, on the last day of each month, the Company shall apply the Volume Determination Procedures to the Included Locations, and based thereon shall determine an amount equal to the sum of (i) the Daily On-Island Volume plus (ii) the Daily Delivered Volume (the “Actual Month End Crude Volume”). The Company shall notify Citi of the Actual Month End Crude Volume by no later than 2:00 p.m. CT on the tenth (10th) Business Day after the end of such month, except that with respect to volume information provided by third parties, the Company shall endeavor to cause third parties to provide such information to Citi by the tenth (10th) Business Day after the end of such month.

(b)    At the cost and expense of Citi, Citi may, or may have Supplier’s Inspector, witness all or any aspects of any undertaking of the Volume Determination Procedures as Citi shall direct. If, in the commercially reasonable judgment of Citi or Supplier’s Inspector, any Volume Determination Procedures have not been applied correctly, then the Company shall cooperate with Citi, or Supplier’s Inspector, to ensure the correct application of such Volume Determination Procedures, including making such revisions to the relevant Actual Month End Crude Volume as may be necessary to correct any such errors.

6.8    Monthly Crude Payment. For each month, the “Monthly Crude Payment” with respect to the Monthly Net Crude Sales Volume for such month, shall equal, the product of (i) (a) the Actual Monthly Price for that month and (b) the Monthly Net Crude Sales Volume for such month multiplied by (ii) minus one (-1). The Monthly Crude Payment amount determined in this Section 6.8 may be a positive or negative number.

6.9    Material Grade or Specification Changes. If either Citi or the Company concludes in its commercially reasonable judgment that the specifications of the Crude Oil (including specific gravity and sulfur content of the Crude Oil) procured, or projected to be procured, differ materially from the grades that have generally been run by the Refinery then Citi and the Company will endeavor in good faith to mutually agree on acceptable indices for such Crude Oil and a settlement payment from the Company to Citi or from Citi to the Company (as applicable) that is sufficient to compensate the relevant Party for the relative costs and benefits to each of the differences in value between the prior indices and the amended indices.

ARTICLE 7

ESTABLISHING TARGETS & HEDGE ROLL FEES

7.1    Base Layer. Prior to the Commencement Date, Citi and the Company shall agree the volume that shall constitute the “Base Layer Volume” for a Feedstock in respect of the Refinery, as indicated in Schedule T. For the Base Layer Volume, the below considerations shall apply:

(a)    in respect of the commencement of this Agreement, the Company shall elect the Hedging Transaction Roll Period and the Company and Citi shall agree to the Market Structure Price as follows:

(i)    the Hedging Transaction Roll Period shall begin on the Commencement Date; and

(ii)    the Market Structure Price shall reflect the inter-month spread agreed to by Citi and the Company on the Commencement Date;

(b)    with respect to each subsequent month thereafter, the Company shall elect the Hedging Transaction Roll Period and the Company and Citi shall agree to the Market Structure Price as follows:

(i)    at any time prior to 10:00 a.m. CT on the seventh (7th) Business Day before the end of a month, other than the last month of the Term, (the “Base Layer Roll Cut-off”), the Company may elect a new Hedging Transaction Roll Period, such period commencing in the following month;

(ii)    the Market Structure Price shall represent the inter-month spread agreed to by Citi and the Company for the new Hedging Transaction Roll Period; and

(iii)    in the event that the Company does not make an election as provided in Section 7.1(b)(i), then on or after the Base Layer Roll Cut-off in each month, Citi shall calculate the Stand-by Market Structure Price in accordance with Schedule T;

(c)    the Company may not amend or unwind any Base Layer Volumes that are subject to an existing Hedging Transaction Roll Period; and

(d)    there can only be one Base Layer Volume for a Feedstock.

7.2    Flex Layer. On or before 10:00 a.m. CT on the second (2nd) Thursday of each month, third (3rd) Thursday of each month, and sixth (6th) Business Day before the end of each month, other than the last month of the Term (each, a “Flex Layer Nomination Day”), the Company may nominate a positive or negative quantity (a “Flex Layer Volume”) for a Feedstock. For each Flex Layer Volume, the below shall apply:

(a)    the “Flex Layer Start Date” shall begin on the next Business Day following nomination by the Company on the relevant Flex Layer Nomination Day;

(b)    the Flex Layer Volume hedges shall be subject to the Flex Layer Hedge Convention as detailed in Schedule T;

(c)    after the Flex Layer Start Date, Citi shall calculate the Flex Layer Passback Fee in accordance with Schedule T;

(d)    the Flex Layer Hedge Entry Price shall be determined in accordance with Schedule V;

(e)    in respect of any Flex Layer Volume, if no Market Structure Price has been determined between Citi and the Company before the Base Layer Roll Cut-off, the Flex Layer Volume shall be rolled in accordance with Schedule T and the Stand-by Market Structure Price shall be calculated accordingly;

(f)    only two (2) Flex Layer Volumes can be entered into for Feedstocks on any given month; and

(g)    upon calculation of the Flex Layer Passback Fee, such Flex Layer Passback Fee shall be documented and communicated by Citi to the Company on the date of such calculation.

7.3    Target Inventory Levels. In respect of Crude Oil and for any day, the sum of Base Layer Volume and Flex Layer Volume shall equal the “Target Inventory Level”.

7.4    Target Deviation.

(a)    Daily Target Deviation. With respect to any Delivery Date, for Crude Oil in respect of the Refinery, Citi shall calculate the difference between (i) aggregate Daily Crude Volume for such Delivery Date and (ii) the Target Inventory Level for such Delivery Date, to determine if there is any target deviation (a “Daily Target Deviation”). Daily Target Deviation shall be subject to the Exposure calculation pursuant to Article 11.

(b)    In the event that the aggregate Daily Target Deviation for a Feedstock, when represented as an absolute number, exceeds 1,500,000 Barrels at any time, then Citi shall notify the Company in writing no later than 9:00 a.m. CT, and the Company may either elect (i) to Transfer additional Eligible Collateral to Citi in accordance with Article 11 or (ii) put in place a Flex Layer Volume for a Feedstock; provided that, if the Company fails to make such election by the close of business on the same Business Day of its receipt of written notice from Citi (provided that Citi delivers such notice no later than 9:00 a.m. CT), then Citi may use its commercially reasonable discretion to make such election (taking into account upcoming cargo delivery schedules and current market structure). For purposes of this Section 7.4(b), the provisions of Section 7.2 shall apply as if (A) the Company had nominated the Flex Layer Volume selected, and agreed to the Market Structure Price determined by Citi and (B) ‐sub-section (f) thereof did not apply.

(c)    Monthly Target Deviation. At the end of each month, Citi shall calculate the Actual Month End Crude Volume for a Feedstock minus the Target Inventory Level at the end of each month to determine if there is any target deviation (a “Monthly Target Deviation”). Such Monthly Target Deviation shall be subject to a Target Deviation Settlement, in accordance with Schedule C.

7.5    Fixed Price Forward Hedge Transactions. In respect of Base Layer Volumes, to the extent Section 7.1 has not been executed for such Base Layer Volumes, the Company may elect to enter into Fixed Price Forward Hedge Transactions with Citi in accordance with the ISDA Master Agreement. The Company shall be required to notify Citi of such election at least ten (10) Business Days before the end of each month. Promptly following receipt of such notification, Citi shall provide the Company with indicative terms for such Fixed Price Forward Hedge Transaction (including, if applicable, any required independent amounts) and shall update such terms at the request of the Company. The Company may elect whether it will enter such Fixed Price Forward Hedge Transaction no later than the day that is seven (7) Business Days before the end of such month.

7.6    Differential Amount Adjustments.

(a)    Prior to each Periodic Adjustment Date, the Parties shall undertake the procedures set forth on Schedule R to calculate whether, based on such data and procedures set forth on Schedule R, an adjustment to any of the Differential Amounts, is appropriate. If such calculations demonstrate that an adjustment is appropriate, Citi shall calculate and communicate the amounts of such Differential Amounts adjustments as provided on Schedule R. Any such adjusted Differential Amounts shall become applicable commencing on the relevant Periodic Adjustment Date.

(b)    If any Differential Amounts are adjusted as of a Periodic Adjustment Date, Citi shall determine the Price Adjustment Settlement Amount in accordance with Schedule R hereto and such amount shall be included in the applicable Monthly True-Up Amount.

7.7    Market Structure Fees.

(a)    Upon the calculation and application of any Market Structure Fee owing by the Company to Citi (which, for the avoidance of doubt, will be represented by a positive number), determined in accordance with Sections 7.1 and 7.2, such Market Structure Fee shall be documented and invoiced by Citi to the Company on the Business Day following such calculation and be due and payable as provided in Section 10.2.

(b)    Upon the calculation and application of any Market Structure Fee owing by Citi to the Company (which, for the avoidance of doubt, will be represented by a negative number), determined in accordance with Sections 7.1 and 7.2, such Market Structure Fee shall be documented and communicated by Citi to the Company on the last day of the relevant Hedging Transaction Roll Period and be due and payable as provided in Section 10.2.

ARTICLE 8

[RESERVED]

ARTICLE 9

ANCILLARY COSTS; CERTAIN OTHER MATTERS

9.1     Ancillary Costs.

(a)    The Parties agree that, to the maximum extent reasonably practicable, the Company shall directly pay any item that would constitute an Ancillary Cost. The Parties shall cooperate and endeavor in a commercially reasonable manner to arrange for all such items to be billed directly to the Company and for the payee of such item to expect payment of such item solely from the Company.

(b)    From time to time, Citi shall estimate Ancillary Costs it expects to incur with respect to the Refinery on the basis of supporting documentation each day occurring during any month. Citi shall include such daily estimate of Ancillary Costs in the determination of the Daily Settlement Amounts due with respect to each day in such month; provided that, upon the Company’s reasonable request, Citi shall promptly deliver any such supporting documentation.

(c)    Without limiting the foregoing, the Company shall reimburse Citi for all Ancillary Costs incurred by Citi. Such reimbursement shall occur from time to time upon written demand of Citi to the Company. When making such demand, Citi shall promptly provide the Company with copies of any relevant trade tickets, invoices or other supporting documentation for Ancillary Costs incurred by Citi. All refunds or adjustments of any type received by Citi related to any Ancillary Costs shall be reflected in the Monthly True-Up Amounts.

(d)    To the extent that the Company has not paid or reimbursed Citi for any Ancillary Costs then outstanding and payable with respect to any calendar day or calendar month or any adjustments or refunds have occurred with respect to any Ancillary Costs previously paid or reimbursed, Citi may include such amounts in the Monthly True-Up Amount invoice as an amount to compensate the Parties, as appropriate for such items.

(e)    From time to time upon the reasonable request of either Party, the Parties shall consult to assess whether (i) Ancillary Costs actually being incurred are consistent with the expectations of the Parties and the terms of this Agreement, (ii) procedures for paying, handling or otherwise dealing with Ancillary Costs can be improved or should be modified, (iii) documentation relating to substantiation of Ancillary Costs is sufficient and (iv) in any other respect the processing of Ancillary Costs hereunder can be improved or modified.

9.2     Certain Regulatory Matters.

(a)    If Citi shall determine, in its reasonable judgment, that, as a result of (i) the taking effect of any Applicable Law after the date hereof, (ii) any change in Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) or any interpretation thereof by any Governmental Authority or the entry of a final, non-appealable judgment or order in a court of competent jurisdiction (regardless of whether related to Citi) or (iv) any interpretation of or proposal to implement any of the foregoing by a Governmental Authority (each, a “Regulatory Event”), Citi is or would (A) not be permitted to hold, store, transport, buy, finance, sell or own any or certain of the commodities subject to the transactions contemplated by the Transaction Documents, (B) be required to hold additional capital, or be assessed any additional capital or other charges, on the basis of holding, storing, transporting, buying, financing, selling, or owing any commodities from time to time, including without limitation, any of the commodities subject to the transactions contemplated by this Agreement and the other Transaction Documents, (C) be unable to perform in any material respect its obligations under this Agreement and the other Transaction Documents, or (D) were it to continue to hold, store, transport, buy, finance, sell or own any of the commodities subject to the transactions contemplated by this Agreement and the Transaction Documents or perform any such obligations, and taking into account other commodities and the volumes thereof held by Citi or any of its Affiliates from time to time, be or likely to be required to hold additional capital, or be assessed any additional capital or other charges, or be or likely to be subject to additional or increased burdens or costs (such additional capital or other charges, burdens and costs, collectively, “Additional Costs”), then it shall notify the Company in writing of such determination (a “Regulatory Event Notice”). Promptly following the sending of a Regulatory Event Notice, Citi shall propose what actions or steps, if any, either Party or both Parties could implement to alleviate, minimize and/or mitigate the effect of any such Regulatory Event, and the Company shall consider any such actions or steps in good faith. If, in Citi’s reasonable judgment, Citi is able to identify actions or steps that can be implemented with respect to the transactions contemplated by this Agreement and the other Transaction Documents without adversely impacting the business conducted by Citi and its Affiliates generally, including, without limitation, without resulting in Citi or its Affiliates being required to incur any Additional Costs on the basis of holding, storing, transporting, buying, selling or owing any commodities subject to the transactions contemplated by this Agreement and the other Transaction Documents, while preserving the economic terms and conditions of this Agreement and the other Transaction Documents (including economic benefits, risk allocation, costs and Liabilities), then the Parties shall, in good faith and in a commercially reasonable manner, endeavor to implement such actions and steps. If, in Citi’s reasonable judgment, Citi is unable to identify such actions or steps or the Parties are unable to implement any actions and steps that have been so identified, then Citi may, by written notice to the Company (a “Regulatory Termination Notice”), elect to terminate this Agreement in the manner provided for in Article 21 on such date as Citi shall specify in such notice, which date shall constitute a Termination Date for purposes of Article 21; provided that, (x) the date specified in such Regulatory Termination Notice shall occur at least one hundred eighty (180) days after the date such notice is given and if practicable on the last day of a month, or on such earlier date as may be requested by the Company; provided further, that the Parties, in Citi’s reasonable judgment, have sufficient time to effect a termination pursuant to Article 21 hereof and (y) if the relevant Regulatory Termination Notice relates only to the incurrence of Additional Costs, then if and for so long as the option under Section 9.2(b) is exercised, no termination shall result from such Regulatory Termination Notice. In the case of a Regulatory Termination Notice referred to in clause (y) of the preceding sentence, Citi will also provide to the Company an estimate of such Additional Costs which Citi shall determine in a commercially reasonable manner based on such information relating to the relevant Regulatory Event as is then available to Citi.

(b)    If Citi gives a Regulatory Termination Notice relating to a Regulatory Event Notice that is based on a rule or regulation that, at the time such notice is given, has not yet become effective, then without limiting the minimum one hundred eighty (180) day notice period required under Section 9.2(a), such Regulatory Termination Notice shall not become effective prior to the date on which such rule or regulation becomes effective.

(c)    If Citi gives a Regulatory Termination Notice relating to a Regulatory Event Notice that relates only to the incurrence of Additional Costs, then the Company may elect, by written notice to Citi, to compensate Citi from time to time for such Additional Costs incurred by Citi and so long as the Company compensates Citi for such Additional Costs, this Agreement shall not be terminated on the basis of such Regulatory Event Notice; provided that, (i) upon giving such notice to Citi, the Company shall become obligated to pay all Additional Costs thereafter incurred, subject to clause (iv) below, and without limiting such obligation Citi may require that the Company execute such further documents or instruments as Citi may request to confirm such obligation, (ii) the amount of such Additional Costs shall be determined by Citi in accordance with its internal procedures and shall include Additional Costs directly arising from this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby and the portion of any other Additional Costs allocable, on a pro rata basis, to this Agreement, such Transaction Documents and such transactions, (iii) such Additional Costs shall be documented and invoiced by Citi to the Company on a monthly basis and be due and payable in the monthly settlement provided for under Section 10.2 hereof and (iv) the Company may elect to cease compensating Citi for such Additional Costs by written notice which shall be effective one-hundred eighty (180) days after being given, in which case Citi may reinstate its Regulatory Termination Notice with respect to such Additional Costs.

(d)    Notwithstanding any other provision of this Section 9.2 to the contrary, Citi shall not request, or be entitled to receive, any compensation pursuant to this Section 9.2, unless it shall be the general policy or practice of Citi to seek compensation in similar circumstances under comparable provisions of other supply and offtake arrangements or inventory intermediation agreements to which it is a party.

ARTICLE 10

PAYMENT PROVISIONS

10.1    Daily Settlement Amounts.

(a)    For each day during the Term, Citi shall determine the Daily Settlement Amount as set forth in Schedule C for such day for each Feedstock. If the Daily Settlement Amount is a negative number, the absolute value of such aggregate amount shall be due from Citi to the Company and if the Daily Settlement Amount is a positive number, then such aggregate amount shall be due from the Company to Citi. If an amount is due from the Company to Citi, Citi will issue an invoice to the Company on that Business Day and such invoice will be due and payable on the next following Business Day.

With respect to the foregoing calculations and determinations:

(i)    if inventory data needed for the applicable invoice date per Schedule H has not been reported, Citi will use the inventory data for the day preceding such day;

(ii)    all Daily At Origin Volumes and Daily Delivered Volumes which are transferred to Citi and become Daily On-Island Volumes will be priced on the basis of the Actual Monthly Price for such volumes and included in the Monthly True-Up Amount for the relevant month;

(iii)    if Citi determines a Daily Settlement Amount using any inventory data covered by sub-section (i) above or determines that any inventory data it has used in such determination was inaccurate, then Citi may, at its option, adjust future Daily Settlement Amounts (not more than once per week) to take account of any corrected inventory data or any inventory data that, if available, would have complied with sub-section (i) above; and

(iv)    if Citi has made any payment to a Third Party Supplier under a Citi Procurement Contract, Citi will collect an amount equal to the difference between (i) the product of the Citi Crude Procured Price, multiplied by the Citi Crude Procured Volume and (ii) the product of the Daily Price on the same day that it makes such payment to the Third Party Supplier, multiplied by the Citi Crude Procured Volume.

(b)    For any Business Day, the Daily Settlement Amount shall be determined and invoiced by Citi for that day; provided that, if such Business Day is followed by one or more non-Business Days (whether weekends or Bank Holidays), then Citi shall reasonably determine and advise to the Company of the Daily Settlement Amount for that Business Day as well as the Daily Settlement Amount for each of such following non-Business Days and all such Daily Settlement Amounts shall be due on the Business Day immediately following the date on which Citi invoices the Company of the Aggregate Daily Settlement Amount.

10.2    Monthly True-Up Amount.

(a)    Citi will use commercially reasonable efforts to provide to the Company, within fifteen (15) Business Days after the end of any month (or, if later, the date on which Citi has received from any third party all information necessary to perform the calculations contemplated hereby), a calculation and appropriate documentation to support such calculation for such month for a monthly true-up payment for the Refinery in respect of a Feedstock (the “Monthly True-Up Amount”). The Monthly True-Up Amount for any month shall be equal to:

(i)    the aggregate of the Gross True-Up Amount; minus

(ii)    the Flex Layer Passback Fee for all applicable Flex Layer Volumes; minus

(iii)    the Ancillary Costs for such month; minus

(iv)    the Price Adjustment Settlement Amount calculated in accordance with Schedule R, if applicable; minus

(v)    any Additional Costs determined pursuant to Section 9.2; plus

(vi)    the Market Structure Fee determined pursuant to Section 7.1 or Section 7.2, as applicable; minus

(vii)    any other amount(s) then due from the Company to Citi under this Agreement or any other Transaction Document.

If the Monthly True-Up Amount is (i) a negative number, then the absolute value thereof shall be due from Citi to the Company and (ii) a positive number, then such amount shall be due from the Company to Citi, in each case, on the twenty-fifth (25th) day after the end of the month for which such Monthly True-Up Amount has been determined or if such day is not a Business Day, the next immediately following day which is a Business Day (the “Monthly True-Up Payment Date”); provided that, if Citi has not provided the Company with a monthly invoice detailing such aggregate Monthly True-Up Amount (including all related documentation supporting the invoiced amount) by the third (3rd) Business Day immediately preceding the Monthly True-Up Payment Date, then the Company shall pay the Monthly True-Up Amount within three (3) Business Days after receipt of such monthly invoice and related supporting documentation. If the Monthly True-Up Amount is an amount payable by Citi to the Company, Citi shall (without double counting of any amounts already accounted for in sub-section (vii) above) reduce the Monthly True-Up Amount by an amount equal to any fees due and owing as of the Monthly True-Up Payment Date from the Company to Citi pursuant to the Fee Letter.

(b)    For purposes of determining the amounts due under sub-sections (a)(i) and (a)(ii) of Section 10.2, the definitions and formulas set forth on Schedule C shall apply.

(c)    For purposes of determining the Actual Monthly Price, the Daily Price, Differential Amount, Index Amount, and the Provisional Index Amount for a Feedstock, the definitions and formulas set forth on Schedule B shall apply.

10.3    Fees. As additional consideration for the arrangements contemplated hereby, the Company agrees to pay to Citi, as and when due, all fees provided for in the Fee Letter.

10.4    Invoices.

(a)    Invoices shall be prepared and submitted in accordance with the timing set out on Schedule H; provided that, in the event of any conflict or inconsistency between this Agreement and Schedule H, (i) the date for invoice submission and payment shall be as calculated in accordance with Section 10.2 and (ii) the Parties shall use commercially reasonable efforts to amend Schedule H to remedy such conflict or inconsistency.

(b)    If the Company in good faith disputes the amount of any invoice issued by Citi relating to any amount payable hereunder (including Daily Settlement Amounts, Monthly True-Up Amounts or Ancillary Costs), the Company shall nonetheless pay Citi the full amount of such invoice by the due date and shall inform Citi in writing of the portion of the invoice with which it disagrees and why it disagrees; provided that, to the extent that the Company promptly informs Citi of a calculation error that is obvious on its face, the Company shall pay Citi the undisputed amount of such invoice after resolution of the calculation error. The Company and Citi shall cooperate in resolving each dispute expeditiously. If the Company and Citi agree or if a court of competent jurisdiction makes such a determination pursuant to a proceeding in accordance with Article 26 that the Company does not owe some or all of the disputed amount, then to the extent such amount was previously paid by the Company, Citi shall return such disputed amount to the Company, together with interest at the Interest Rate from the date such amount was disputed by the Company in accordance with this Agreement, within two (2) Business Days from, as appropriate, the date of their agreement or the date of the final, non-appealable decision of such court. Following resolution of any dispute, Citi will issue a corrected invoice and, unless the Company promptly informs Citi of a calculation error that is obvious on its face, any residual payment that would be required thereby will be made by the appropriate Party within two (2) Business Days.

10.5    Interest.

(a)    If any amount payable by the Company or the Parent under this Agreement or any other Transaction Document is not paid when due, whether at its scheduled payment date, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the Default Interest Rate (calculated on the basis of actual days elapsed over a three-hundred sixty (360) day year).

(b)    For so long as any Event of Default with respect to the Company has occurred and is continuing, interest shall accrue on a daily basis for such period at the Default Interest Rate on an amount equal to the Daily Aggregate Exposure, as determined by Citi in a commercially reasonable manner; provided that, interest on the Daily Aggregate Exposure shall be determined without duplication of any other interest accruing hereunder, including interest accruing at the Default Interest Rate under Section 10.5(a).

(c)    Any Default Interest Rate interest accruing under Section 10.5(a) or Exposure Default Interest accruing Section 10.5(b) shall be due to Citi on demand or, absent such demand, monthly and shall continue to accrue after occurrence of any Event of Default with respect to the Company under Section 20.1(d) hereof, whether or not allowed or allowable in any insolvency or bankruptcy proceeding.

10.6    Payment in Full in Same Day Funds. All payments to be made under this Agreement shall be made by telegraphic transfer of same day funds in USD to such bank account at such bank as the payee shall designate in writing to the payor from time to time. Except as expressly provided in this Agreement, all payments shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which a Party may now have or hereafter acquire against any other Party, whether pursuant to the terms of this Agreement or otherwise.

10.7    To the extent not otherwise specifically provided in this Agreement or another Transaction Document, if any Party (the “Disputing Party”) disputes any calculation made by the other Party (the “Deciding Party”) pursuant to Article 10 or Article 11, the Disputing Party shall provide prompt written notice thereof to the Deciding Party. Thereafter, the Parties shall promptly discuss, either in person or via teleconference, the nature of the dispute and exercise good faith efforts to resolve such dispute among themselves.

ARTICLE 11

COLLATERAL

11.1    On each Business Day during the Term, Citi shall calculate its Exposure and Ad-Hoc Exposure, each as indicated on Schedule S, pursuant to this Agreement (each such day, a “Valuation Date”). Upon a demand made by Citi, as the Secured Party, and in accordance with the collateral provisions below, the Company, as the Pledgor, shall Transfer Eligible Collateral in the amount specified in this Article 11.

11.2    Collateral Provisions.

(a)    Subject to and in accordance with the Security Agreement, the Company, as the Pledgor has granted a security interest in all Posted Collateral Transferred to or received by Citi, as the Secured Party thereunder, subject to Permitted Liens. Upon the return of Posted Collateral by Citi to the Company, such security interest on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either Party.

(b)    Upon a demand made by Citi on or promptly following a Valuation Date pursuant to Section 11.2(d), if the Delivery Amount for that Valuation Date equals or exceeds the Minimum Transfer Amount, then the Company will Transfer to Citi Eligible Collateral having a Value as of the date of Transfer at least equal to the applicable Delivery Amount in accordance with the terms of Section 11.2(d).

(c)    Upon a demand made by the Company on or promptly following a Valuation Date pursuant to Section 11.2(e), if the Return Amount for that Valuation Date equals or exceeds the Minimum Transfer Amount, then Citi will Transfer to the Company Posted Collateral specified by the Pledgor in that demand having a Value as of the date of Transfer as close as practicable to the applicable Return Amount in accordance with the terms of Section 11.2(e).

(d)    Unless otherwise specified, if notice of a demand by Citi, as Secured Party, for the Transfer of Eligible Collateral is made by 9:00 a.m. CT on a Business Day, then the relevant Transfer will be made by the Company, as Pledgor, no later than the close of business on that Business Day; and if notice of a demand by Citi, as Secured Party, is made after 9:00 a.m. CT on a Business Day or on a date which is not a Business Day, then the relevant Transfer will be made by the Company, as Pledgor, no later than the close of business on the next Business Day thereafter. In respect of Eligible Collateral in the form of Letters of Credit, any notice of demand made by Citi, as Secured Party, regardless of timing, shall be deemed to be made after 9:00 a.m. CT on a Business Day or on a date which is not a Business Day, and the Company, as Pledgor, shall use reasonable best efforts to Transfer such Eligible Collateral in the form of Letters of Credit no later than the close of business on the next Business Day thereafter.

(e)    Unless otherwise specified, if a demand by the Company, as Pledgor, for the return of Posted Collateral is made by 11:00 a.m. CT on a Business Day, then the relevant Transfer will be made by Citi, as Secured Party, to the Company no later than the close of business on that Business Day; and if notice of such demand by the Company, as Pledgor, is made after 11:00 a.m. CT on a Business Day or on a date which is not a Business Day, then the relevant Transfer will be made by Citi, as Secured Party, to the Company no later than the close of business on the next Business Day thereafter.

(f)    In respect of Citi, as Secured Party and the Company as Pledgor, all calculations of Value, Exposure and Ad-Hoc Exposure will be made by Citi as of close of business in New York on the Business Day before the Valuation Date.

(g)    The Secured Party is entitled to hold all Posted Collateral and in doing so, the Secured Party will exercise reasonable care to assure the safe custody of all Posted Collateral to the extent required by Applicable Law, and in any event, the Secured Party will be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, the Secured Party will have no duty with respect to Posted Collateral to enforce or preserve any rights pertaining thereto.

(h)    The Secured Party will Transfer to the Pledgor on the last Business Day of each month and on any Business Day that Posted Collateral in the form of Cash is Transferred to the Pledgor hereunder, the Interest Amount to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Secured Party (and the date of calculation will be deemed to be a Valuation Date for this purpose). The Interest Amount or portion thereof not transferred in accordance with this paragraph will constitute Posted Collateral in the form of Cash and will be subject to the security interest granted above.

(i)    If at any time an Event of Default with respect to Citi has occurred and is continuing, then Citi will be obligated immediately to Transfer all Posted Collateral consisting of Cash and the Interest Amount to the Company, return to the Company marked for cancellation any Posted Collateral consisting of Letter(s) of Credit then held by Citi and Transfer all other Posted Collateral other than Cash and, to the extent that such amounts are not Transferred or Letter(s) of Credit are not returned in accordance herewith, the Company may set-off any amounts payable by the Company with respect to any Secured Obligations against any Posted Collateral consisting of Cash or against the face amount of any Posted Collateral consisting of Letter(s) of Credit.

(j)    Citi will Transfer to the Company any proceeds and Posted Collateral remaining after liquidation, set-off and/or application as indicated above after satisfaction in full of all amounts payable by the Company with respect to any of its Secured Obligations; the Company in all events will remain liable for any amounts remaining unpaid after any liquidation, set-off and/or application as indicated above.

(k)    Upon the payment in full of all Secured Obligations (other than contingent obligations not then due and payable), Citi, as Secured Party, will Transfer to the Company, as Pledgor, all Posted Collateral and the Interest Amount, if any.

(l)    With respect to demands made for Eligible Collateral, the Company may provide Citi with Letter(s) of Credit in satisfaction of its posting obligations under this Article 11. The Parties acknowledge that the posting of Letter(s) of Credit for purposes of Exposure or Ad-Hoc Exposure amounts that may fluctuate daily is administratively burdensome for both Parties. Accordingly, when and if a demand is made hereunder for Eligible Collateral, the Company intends, but is not obligated, to post Letter(s) of Credit with a Value in excess of the required Delivery Amount. In such circumstances, the Company will have the right to request that Citi consent to a reduction of the undrawn amount of any such Letter(s) of Credit, or a return thereof, to the extent that the undrawn amount thereof exceeds the required Credit Support Amount from time to time, and Citi agrees that it shall promptly provide such consent. If requested by the Company, Citi and the Company shall discuss in good faith implementing alternative approaches for providing Letter(s) of Credit in order to reduce the administrative burdens and costs of providing such Letter(s) of Credit.

11.3    All demands, specifications and notices under this Article 11 will be made pursuant to Article 28 hereunder.

ARTICLE 12

INDEPENDENT INSPECTORS

12.1    Citi shall be entitled at Citi’s own cost and expense to have Supplier’s Inspector present at any time the Volume Determination Procedures are to be applied in accordance with the terms of this Agreement and to observe the conduct of Volume Determination Procedures.

12.2    In addition to its rights under Section 12.1, Citi may, from time to time during the Term, upon reasonable prior notice to the Company (which notice the Company shall forward to any applicable owners or operators) and at Citi’s own cost and expense, have Supplier’s Inspector or the Independent Engineer conduct surveys and inspections of any of the Included Locations or observe any Crude Oil transmission, handling, metering or other activities being conducted at such Included Locations or the Crude Delivery Points; provided that, such surveys, inspections and observations shall not materially interfere with the ordinary course of business being conducted at such Included Locations or the Refinery and shall be conducted in accordance with all Applicable Laws and permits; and provided further that: (i) Citi’s personnel and its representatives shall follow routes and paths designated by the applicable operator or security personnel employed by such operator, (ii) Citi’s personnel and its representatives shall observe Applicable Laws and all security, fire and safety directives, procedures, regulations and guidelines then in effect at such location while, in, around or about such location, and (iii) Citi shall be liable for any loss, liability, damage, claim or expense caused by the gross negligence, willful misconduct or other tortious conduct of such Citi personnel and/or its representatives.

12.3    If recalibration of meters, gauges or other measurement equipment is requested by Citi, such as “strapping,” the Parties shall select a mutually agreeable certified and licensed independent petroleum inspection company (the “Independent Inspection Company”) to conduct such recalibration. The cost of the Independent Inspection Company is to be shared equally by the Company and Citi.

12.4    All quantity determinations herein will be corrected to sixty (60) degrees Fahrenheit based on a U.S. gallon of two hundred thirty-one (231) cubic inches and forty-two (42) gallons to the Barrel, in accordance with the latest supplement or amendment to ASTM-IP petroleum measurement tables (Table 6A of ASTM-IP for Crude Oil).

12.5    Each Party agrees to provide the other Party with reasonable access to any reports and other information provided to it by third party service providers (including Included Locations) with respect to volumes of Crude Oil that are subject to this Agreement and held and/or transported by such third-party service providers.

12.6    The Company may require any party requesting entry to an Included Location or the Refinery on behalf of, at the request of, or for the benefit of Citi, prior to permitting them to enter such location, to enter into an access agreement, provided the terms and conditions of such access agreement are reasonable and typical of such agreements required by other operators. Notwithstanding anything to the contrary herein, the indemnification provisions of such access agreement shall control over the indemnification provisions herein with respect to any Liabilities directly or indirectly arising out of Citi or its employees, representatives, agents or contractors exercising any inspection or access rights granted herein.

ARTICLE 13

FINANCIAL INFORMATION; ADEQUATE ASSURANCE

13.1    Provision of Financial Information. The Company shall provide Citi (a) within ninety (90) days following the end of each of its fiscal years, (i) a copy of the annual report, containing unaudited financial statements of the Company for such fiscal year and (ii) the unaudited balance sheet, statement of operations and statement of cash flow of the Company for such fiscal year; and (b) within sixty (60) days after the end of its first three fiscal quarters of each fiscal year, a copy of the quarterly report, containing unaudited financial statements of the Company for such fiscal quarter; provided that, so long as the Company is required to make public filings of its quarterly and annual financial results pursuant to the Exchange Act, such filings are available on the SEC’s EDGAR database and such filings are made in a timely manner, then the Company will not be required to provide such annual or quarterly financial reports to Citi.

13.2    The Company shall deliver to Citi, in form and detail reasonably satisfactory to Citi concurrently with the delivery of the financial statements referred to in Section 13.1(a), a duly completed Compliance Certificate signed by the chief financial officer or treasurer of the Company, certifying as to, among other things, such financial statements and certifying that, in making the examination necessary therefor, (A) with respect to the financial statements of the Company, such financial statements fairly present in all material respects the financial condition of the Company as at such date and the results of operations of the Company for the period ended on such date and have been prepared in accordance with GAAP consistently applied; and (B) no knowledge was obtained by such chief financial officer or treasurer of any Event of Default with respect to the Company, or, if any such Event of Default shall exist, stating the nature and status of the applicable event or circumstance.

13.3    Notification of Certain Events.

(a)    The Company shall notify Citi within four (4) Business Days of:

(i)    Entry by the Company or any of its Affiliates into a binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any Person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or a material portion of the Refinery assets;

(ii)    Entry by the Company into a binding agreement to consolidate or amalgamate with, merge with or into, or transfer all or substantially all of its assets to, another entity (excluding an Affiliate);

(iii)    Entry by the Company into a material amendment to any Existing Financing Agreement;

(iv)    The execution of any agreement or other instrument or the announcement of any transaction or proposed transaction that contemplates or does result in a Change of Control; and

(v)    Entry by the Company or any of its Affiliates into a material amendment, or waiver to the LC Facility, provided that, the Company shall notify Citi at least five (5) Business Days (or a shorter period with Citi’s prior consent, not to be unreasonably withheld, conditioned or delayed) before entering into such amendment or waiver; provided further, the Company shall deliver to Citi an executed copy of such amendment or waiver within three (3) Business Days after its effectiveness.

(b)    The Company shall notify Citi within one (1) Business Day of:

(i)    The occurrence of any event or condition that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(ii)    The occurrence of any Event of Default or, to the Knowledge of the Company, any Default, in each case, with respect to the Company.

Notwithstanding the foregoing, so long as the Company is a direct or indirect Subsidiary of Par Pacific or any other direct or indirect parent, if Par Pacific or such other direct or indirect parent of the Company files reports with the SEC in accordance with Section 13 or 15(d) of the Exchange Act, whether voluntarily or otherwise, then the Company shall be deemed to comply with the reporting requirements under this Section 13.3 to the extent the relevant information is included therein. If the Company, Par Pacific or other direct or indirect parent of the Company files or furnishes any information or report pursuant to this Section 13.3 in a timely manner and subsequently amends or restates such information or report, such information or report shall be deemed filed or furnished in a timely manner notwithstanding such amendment or restatement.

13.4    Adequate Assurance. If, at any time during the Term, either (i) a Ratings Downgrade Event or (ii) any event, circumstance or condition has had, or would reasonably be expected to have, a Material Adverse Effect has occurred, then, in either case, Citi may notify the Company that the Threshold amount in respect of the Company is reduced to zero; provided that, following the occurrence of a Material Adverse Effect pursuant to clause (ii) above, Citi shall be further permitted to demand adequate assurance of the Company’s ability to continue to perform its obligations hereunder (“Adequate Assurance”) in an amount that is equal to 10.0% of the Average Inventory Value as of the date of calculation, minus USD 25,000,000 (the “Specified Adequate Assurance Amount”). The Parties agree that the Specified Adequate Assurance Amount may take one of the following forms (each, an “Acceptable Form”):

(a)    a prepayment by the Company to Citi in respect of any Settlement Amount (as applicable) which would be payable by the Company to Citi if this Agreement were to be terminated as of such date;

(b)    a Letter of Credit;

(c)    a third party guarantee reasonably satisfactory to Citi (as to form, substance, and guarantor); and/or

(d)    USD Cash to be held as Posted Collateral.

ARTICLE 14

REFINERY MAINTENANCE AND CLOSURE

14.1    Change to Tank Status.

(a)    The Company shall notify Citi in writing of the date for which any maintenance or turnaround at the Refinery has been scheduled, or any material revision to previously scheduled maintenance or turnaround, which, in each case, may impair receipts of Crude Oil at the Refinery or any Included Location or the processing of Crude Oil in the Refinery; provided that, promptly after the Company completes its annual business plan with respect to any year during the Term, it shall notify Citi of any such maintenance or turnaround contemplated with respect to such year.

(b)    The Company shall provide at least thirty (30) days’ prior written notice to Citi of any such scheduled maintenance that the Company intends to conduct on any of the Included Crude Storage Tanks that would result in such storage tank being taken out of service for a period greater than thirty (30) days (“Tank Maintenance”). The Parties agree to cooperate with each other in establishing the effective date for any such Tank Maintenance for the purposes of any amendments to Schedule D.

(c)    The Company immediately shall notify Citi orally (followed by prompt written notice) of any previously unscheduled downtime or maintenance of the SPM or any Included Crude Storage Tank expected to have a duration in excess of ten (10) days.

(d)    The Company shall use commercially reasonable efforts, consistent with Prudent Industry Practice, to complete (and to cause any third parties to complete) any Tank Maintenance as promptly as practicable.

14.2    [Reserved].

14.3    Refinery Closure. In the event of a scheduled shutdown of the Refinery, the Company shall, to the extent feasible, applicable and commercially reasonable, complete processing of all Crude Oil being charged to, processed at or consumed in the Refinery at that time.

14.4    Treatment of Identified Facilities.

(a)    If at any time Citi’s Independent Engineer determines in writing that all or any portion of the facilities constituting an Included Location (“Identified Facilities”) are no longer being operated in accordance with Prudent Industry Practice, then, without limiting any other rights and remedies available to Citi hereunder or under any other Transaction Document, Citi may provide the Company with written notice of such determination so long as such condition is continuing (together with the written report containing the Independent Engineer’s determination) and, if Citi provides such notice and report, then (i) following receipt of such notice and report, the Independent Engineer shall consult in good faith with the Company for a period of ten (10) Business Days (the “Identified Facilities Consultation Period”) to determine whether, based on further information provided by the Company, such Identified Facilities are being operated in accordance with Prudent Industry Practice and/or whether additional actions or procedures can be taken or implemented so that, as a result, such Identified Facilities would be operated in accordance with Prudent Industry Practice, (ii) Citi shall cause its Independent Engineer to make the determinations regarding the Identified Facilities described in Section 14.4(a)(iii) by the end of the Identified Facilities Consultation Period, (iii) if by the end of the Identified Facilities Consultation Period it is determined by the Independent Engineer that such Identified Facilities (A) are being operated in accordance with Prudent Industry Practice or, as a result of such additional actions or procedures, the operation of such Identified Facilities will become so compliant on or prior to the date falling one hundred twenty (120) days after the last day of the Identified Facilities Consultation Period (the Identified Facilities Consultation Period and the one hundred twenty (120) days thereafter, collectively, the “Identified Facilities Cure Period”), then no further actions shall be required to be taken by the Company other than operating the Identified Facilities (or causing the Identified Facilities to be operated) in accordance with Prudent Industry Practice, as supplemented by such additional actions or procedures, if applicable, or (B) are not in the further written opinion of the Independent Engineer being operated in accordance with Prudent Industry Practice or, even after the taking of such additional actions or procedures as recommended in writing by the Independent Engineer, the operation of such Identified Facilities in accordance with Prudent Industry Practice will not become so compliant within the Identified Facilities Cure Period, then, subject to Section 14.1(b), such Identified Facility shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Citi in respect of any Crude Oil held in such Identified Facilities shall become due in accordance with the provisions of Article 10 hereof.

(b)    In the case of any Identified Facilities referred to in clause (ii)(B) of Section 14.4(a) that are subject to a Required Storage and Transportation Arrangement, the Parties shall endeavor as promptly as reasonably practicable to execute such rights, provide such notices, negotiate such reassignments or terminations and/or take such further actions as Citi deems necessary or appropriate to terminate Citi’s status as the party entitled to use and/or hold Crude Oil at such Identified Facilities and, concurrently with effecting the termination of such status, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Citi in respect of any Crude Oil held in such Identified Facilities shall become due in accordance with the provisions of Article 10 hereof.

(c)    The Company shall be permitted to remove any Included Location hereunder and any payment to Citi in respect of any Crude Oil held in such Included Location shall become due in accordance with the provisions of Article 10; provided that, (i) the Company shall provide notice to Citi not later than thirty (30) days prior to the date on which the Company proposes to remove such Included Location hereunder (such notice to include (x) the tank number(s) of the relevant Included Location to be removed hereunder and (y) the proposed date of removal) and (ii) subject to Schedule N, Citi shall at all times during the Term remain the sole and exclusive owner of all Feedstocks in the Crude Storage Tanks. For the avoidance of doubt, each date on which an Included Location is removed hereunder shall be deemed to be a Periodic Adjustment Date for the purposes hereof.

(d)    If any Identified Facilities, tank or pipeline has ceased to be an Included Location pursuant to this Section 14.4 and thereafter, upon the Company’s request, Citi causes its Independent Engineer to determine whether the Identified Facilities are being operated in accordance, with Prudent Industry Practice, then Citi shall promptly cooperate with the Company to reestablish such Identified Facilities as an Included Location hereunder.

ARTICLE 15

TAXES

15.1    The Company shall pay and indemnify and hold Citi harmless against, the amount of all sales, use, gross receipts, value added, severance, ad valorem, excise, property, spill, environmental, transaction-based, or similar taxes, duties and fees, in each case, in the nature of a tax imposed by any taxing authority howsoever designated (each, a “Tax” and collectively, “Taxes”) regardless of the taxing authority, and all penalties and interest thereon, paid, owing, asserted against, or incurred by Citi directly or indirectly with respect to the transactions contemplated hereunder to the greatest extent permitted by Applicable Law. The Company shall pay such Taxes to the applicable taxing authority when due unless there is an applicable exemption from such Taxes, with written confirmation of such Tax exemption to be contemporaneously provided to Citi. If the Company is not obligated to pay such Taxes directly to the applicable taxing authority, the Monthly True-Up Amount due hereunder shall be adjusted such that the Company bears the economic burden of such Taxes. To the extent Citi is required by Applicable Law to collect such Taxes, one hundred percent (100%) of the amount of such Taxes shall be added to invoices as separately stated charges and paid in full by the Company in accordance with this Agreement, unless the Company is exempt from such Taxes and furnishes Citi with a certificate of exemption; provided that: (i) the failure of Citi to separately state or collect Taxes from the Company shall not alter the liability of the Company for such Taxes and (ii) Citi shall only be liable for Taxes if and to the extent that such Taxes have been separately stated and collected from the Company. Any refund or credit with respect to any Taxes paid or indemnified by the Company hereunder shall belong to the Company and, to the extent any such refund or credit is received by Citi, Citi shall pay such refund or credit to the Company (net of all reasonable and documented out-of-pocket expenses of Citi incurred to obtain such refund or credit and without interest (other than any interest paid by the relevant Governmental Authority)). As soon as practicable after any payment of Taxes, penalties or interest by Citi with respect to which the Company shall be required to pay or indemnify or hold Citi harmless for, Citi shall deliver to the Company (for, and on behalf of, the Company) the original or a certified copy of a receipt issued by the applicable taxing authority evidencing such payment, or other evidence of such payment reasonably satisfactory to the Company.

15.2    Any other provision of any Transaction Document to the contrary notwithstanding, Citi shall be responsible for all taxes imposed on Citi’s net income or gross income (or any derivative thereof) and all payroll, employment, or other similar taxes imposed on or with respect to Citi. For the avoidance of doubt, no taxes described in the immediately preceding sentence shall include gross receipts taxes described in the first sentence of Section 15.1.

15.3    If the Company disagrees with the determination by Citi or any relevant taxing authority that Taxes are due with respect to transactions under this Agreement, the Company shall have the right to seek a binding administrative determination from the applicable taxing authority, or, alternatively, the Company shall have the right to contest any asserted claim for such Taxes solely in its own name, subject to its agreeing to indemnify Citi for the entire amount of such contested Tax and any interest, penalties and/or fees imposed on such Tax should such Tax be deemed applicable. Citi agrees to reasonably cooperate with the Company, subject to the agreement of the Company to reimburse Citi for any reasonable cost and expense incurred by Citi in connection therewith, in the event the Company contests any Taxes. Any other provision of this Agreement to the contrary notwithstanding, the Company shall not be obligated to indemnify Citi with respect to any interest, penalties and/or fees resulting from (and only to the extent of and attributable to) Citi’s gross negligence or willful misconduct in preparing and filing any tax returns that are to be prepared and filed by Citi with respect hereto; provided, that any information that the Company has provided to Citi for purposes of such tax returns is accurate and complete and has been made available by the Company to Citi in a timely manner. If the Company notifies Citi in a timely manner of any verifiable discounts available for early filing of any such tax returns that Citi is required to file, Citi shall use its commercially reasonable efforts to avail itself of such discounts and, if any such discount is obtained, the amount to be paid by the Company hereunder shall be the discounted amount.

15.4    Citi and the Company shall promptly inform each other in writing of any assertion by a taxing authority of liability for Taxes due in respect of transactions under this Agreement. Any defense or counterclaim in respect of legal proceedings or any other action taken against Citi with respect to such Tax liability shall be directed by Citi (including selection of counsel), but the Company shall be kept reasonably informed and consulted (including in respect of any material decisions to be taken thereunder). Any defense or counterclaim in respect of legal proceedings or any other action taken against the Company with respect to such Tax liability shall be directed by the Company (including selection of counsel), but Citi shall be kept reasonably informed and consulted (including in respect of any material decisions to be taken thereunder). In any event, the Parties shall fully cooperate with each other to minimize any asserted Tax liability in respect of transactions under this Agreement. Each Party shall bear all the reasonable costs of any action undertaken by the other Party at the first Party’s request. In addition to other information sharing requirements applicable to Citi and the Company, Citi and the Company shall seasonably and from time to time as is otherwise reasonable exchange and share information with each other as necessary to properly report, defend, challenge, and pay Taxes (including but not limited to paying sales Taxes and fuel Taxes and filing Tax returns), including information that supports and demonstrates total sales, sales that are exempt from Tax, and sales that are subject to Tax at a reduced rate.

15.5    Notwithstanding anything in any Transaction Document to the contrary, the Parties shall, and shall cause their respective Affiliates to, (a) treat any transactions involving the Crude Oil contemplated by the Transaction Documents as part of a financing transaction and not as a “true sale” (i.e., a transfer of the benefits and burdens of ownership) of such Crude Oil for U.S. federal income tax purposes (and applicable state, local and foreign tax purposes, including with respect to state excise taxes) and (b) not take any position inconsistent with such treatment for such tax purposes (whether on any tax return, in any tax proceeding or otherwise), except (i) as otherwise required by a final determination by a Governmental Authority or (ii) with the prior written consent of the other Party.

15.6    Notwithstanding anything in any Transaction Document to the contrary, the Company, its Affiliates and any other Person acting on their behalf shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to any Transaction Document such amounts as are required to be deducted and withheld under Applicable Law. Any amounts that are so deducted and withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of the Transaction Documents as having been paid to the Person in respect of which such deduction and withholding was made. On or prior to the Commencement Date, Citi shall deliver to the Company (and on or prior to the date on which Citi sells a participation or assigns an interest in all or any portion of the transactions contemplated pursuant to the Transaction Documents, including the Secured Obligations, to any Person, such Participant or assignee, as applicable, shall deliver to the Company) a valid, properly completed and duly executed Internal Revenue Service Form W-9 or Form W-8, as applicable, in form and substance reasonably satisfactory to the Company.

15.7    Any other provision of this Agreement to the contrary notwithstanding, this Article 15 shall survive until ninety (90) days after the expiration of the statute of limitations for the assessment, collection, and levy of any Tax in respect of transactions under this Agreement.

ARTICLE 16

INSURANCE

16.1    Insurance Coverage. The Company shall, to the extent applicable to it, procure and maintain in full force and effect throughout the Term insurance coverage of the following types and amounts and with insurance or reinsurance companies rated not less than A- VII by A.M. Best Company, or otherwise reasonably acceptable to Citi:

(a)    Property damage and business interruption coverage for the property, inventory and business interruption exposures of the Company on an “all risk” basis without co-insurance including but not limited to flood, earthquake, windstorm, tsunami and terrorism coverages, covering damage to the Refinery and Storage Facilities on a repair or replacement cost basis in an amount sufficient to repair major components of such facilities as reasonably determined pursuant to an engineering report prepared by an expert recognized by underwriters for such purpose or loss limits reasonably acceptable to Citi; provided that:

(i)    business interruption and extra expense coverage shall include an at least twelve (12) month indemnity period and shall be in an amount equal to the projected net income plus costs that would reasonably be expected to continue from the Refinery and Storage Facilities based upon the Company’s reasonable estimate thereof and Citi shall be named as loss payee or lender loss payee under such policy via customary endorsements acceptable to Citi; and

(ii)    stock throughput insurance on an “all risk” basis without co-insurance, including but not limited to flood, earthquake, windstorm, tsunami, theft and burglary. Such insurance shall cover the physical damage or loss of the Feedstock and the Intermediation Collateral (including all of the foregoing that are stored at Included Locations) for the full market value or replacement value with respect to the Feedstock and the Intermediation Collateral, whichever value is greater, except to the extent such value exceeds the insurance limits available or the insurance limits available at commercially reasonable rates (as determined by the Company) in the insurance marketplace, the Company will maintain the highest insurance limit available at commercially reasonable rates.

(b)    Commercial general liability coverage which includes bodily injury, property damage, contractual liability, cross suit liability, and products and completed operations liability coverage in a minimum amount of USD 1,000,000 per occurrence and USD 2,000,000 in the aggregate;

(c)    (i) Workers’ compensation coverage in the amount required by Applicable Law, and (ii) employer’s liability coverage with a minimum amount of USD 1,000,000 per accident, USD 1,000,000 per disease, and USD 1,000,000 per employee;

(d)    Commercial automobile liability coverage in a minimum amount of USD 1,000,000 combined single limit for all owned/hired/non-owned vehicles;

(e)    Umbrella/excess liability coverage providing coverage on a follow-form or equivalent basis with respect to the coverage required under Sections 16.1(b), (c)(ii), and (d) in a minimum amount of USD 400,000,000 per occurrence and in the aggregate; provided that, to the extent such limit exceeds the insurance limits available or the insurance limits available at commercially reasonable rates (as determined by the Company) in the insurance marketplace, the Company will maintain the highest insurance limit available at commercially reasonable rates; provided further, the Company will promptly notify Citi of the Company’s inability to procure and maintain such minimum amount of umbrella/excess liability coverage;

(f)    Pollution legal liability coverage in a minimum amount of USD 100,000,000 per occurrence and in the aggregate for sudden and accidental pollution liability, gradual pollution liability, injury to persons or damage to property resulting from any release, spillage, leak or discharge of Feedstock from the Refinery and Included Locations into the ambient, air, surface water, groundwater, land surface or subsurface strata. Such insurance shall include coverage for clean-up and remediation expenses that is not subject to sub-limits and shall be provided as part of the commercial general liability coverage and umbrella/excess liability coverage and/or as part of a standalone pollution legal liability placement providing equivalent and/or broader coverage; and

(g)    Charterer’s liability insurance (if applicable) in a minimum amount of USD 50,000,000 per occurrence and in the aggregate.

Each of (a) to (g) above is a “Required Policy” and taken together the “Required Policies”.

16.2    Additional Insurance Requirements.

(a)    The Required Policies shall include or provide waiver of subrogation for the benefit of Citi and the insurance shall be primary and non-contributory from Citi’s insurance, but only to the extent of any indemnity requirements in this Agreement. The Required Policies with the exception of those listed in Sections 16.1(a) and 16.1(c)(i) shall include Citi, its subsidiaries, and affiliates and their respective directors, officers, employees and agents as additional insured, on a primary and non-contributory basis, including separation of interests provision, but only to the extent of any indemnity requirements in this Agreement. The Required Policies in Section 16.1(a) shall include Citi as loss payee or lender loss payee.

(b)    The Company shall cause its insurance carriers to furnish Citi with insurance certificates, in ACORD form or equivalent form reasonably satisfactory to Citi, evidencing the existence of the coverage and the endorsements required above. The Company shall provide thirty (30) days’ prior written notice of cancellation of any Required Policy. The Company also shall provide renewal certificates within ten (10) days after expiration of any Required Policy.

(c)    The Company shall comply with all notice and reporting requirements in the Required Policies and timely pay all premiums in respect of the Required Policies.

(d)    The Company shall be responsible for any deductibles or retentions that are applicable to the Required Policies.

(e)    The Company shall undertake all reasonable due diligence on any third parties prior to contracting any terminalling and storage services and confirm that such appointed third parties have adequate insurance that is standard and customary to their businesses.

16.3    The mere purchase and existence of insurance does not reduce or release any Party from any liability incurred or assumed under this Agreement.

16.4    If Citi actually receives Inventory Business Interruption Insurance Proceeds in respect of any event other than a Material Casualty Event, then Citi will hold the same on behalf and for the sole benefit of the Company and will return such Inventory Business Interruption Insurance Proceeds to the Company promptly but not later than five (5) Business Days after the date of receipt.

16.5    If at any time an Event of Default with respect to the Company has occurred and is continuing and Citi actually receives Inventory Business Interruption Insurance Proceeds in respect of a Material Casualty Event, then:

(a)    subject to the terms of this Section 16.5, Citi will hold such Inventory Business Interruption Insurance Proceeds as Posted Collateral for all purposes hereunder; provided that, nothing in this Article 16 shall constitute forbearance or waiver of Citi’s rights and remedies in respect of any Event of Default with respect to the Company, including with respect to its ability to designate an Early Termination Date hereunder, and is not intended to and shall not be deemed or construed to create or constitute a waiver, release, or relinquishment of, and shall not affect, the Liens, security interests and rights, remedies and interests in business interruption insurance generally;

(b)    during a Material Casualty Event the Parties will (i) exclude, subject to the following sentence, Included Locations that have been affected by direct physical loss or damaged by the relevant Material Casualty Event giving rise to such Inventory Business Interruption Insurance Proceeds and (ii) reduce the volume of Feedstock purchased and sold under this Agreement so the Company shall purchase and receive from Citi, and Citi shall sell and deliver to the Company, Feedstock in an amount up to the aggregate amount of such Inventory Business Interruption Insurance Proceeds. In furtherance of the foregoing, the Company shall determine, acting reasonably and in good faith, the Included Locations to exclude for purposes of reducing the Feedstock volumes that are subject to this Agreement, it being understood that only those Included Locations that have been affected by direct physical loss or damaged by the relevant Material Casualty Event giving rise to such Inventory Business Interruption Insurance Proceeds will be excluded. Upon the exclusion of such Included Locations and the reduction of Feedstock volumes that are subject to the terms of the Agreement, Citi will promptly Transfer all Inventory Business Interruption Insurance Proceeds to the Company in an amount commensurate to the reduced Feedstock volumes in the Included Locations so excluded as a Return Amount in accordance with Section 11.2(e); and

(c)    Notwithstanding the foregoing, if an Event of Default with respect to the Company is cured or otherwise ceases to exist, Citi shall have no further right in respect of such Inventory Business Interruption Insurance Proceeds under this Section 16.5 and shall promptly return such Inventory Business Interruption Insurance Proceeds to the Company or its designee in accordance with Section 11.2(e).

ARTICLE 17

FORCE MAJEURE

17.1    If a Party is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement (the “Affected Party”), it shall not be liable to any other Party to perform such obligation or condition (except for payment and indemnification obligations) for so long as the event of Force Majeure exists and to the extent that performance is prevented or materially hindered by such event of Force Majeure; provided that, the Affected Party shall use commercially reasonable efforts to mitigate, avoid or remove the event of Force Majeure. During the period that performance by the Affected Party of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Parties (each a “Non-Affected Party”) likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations. The Parties acknowledge that if, as a result of a Force Majeure, the Company is to suspend its receipt and/or processing of Feedstock, then Citi would be entitled to suspend, to a comparable extent, its purchasing of Feedstock.

17.2    The Affected Party shall give prompt notice to the Non-Affected Party of its declaration of an event of Force Majeure, to be followed by written notice within twenty-four (24) hours after receiving notice of the occurrence of a Force Majeure event, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of Feedstock affected. The Affected Party also shall promptly notify the Non-Affected Party when the event of Force Majeure is terminated. However, the failure or inability of the Affected Party to provide such notice within the time periods specified above shall not preclude it from declaring an event of Force Majeure.

17.3    In the event the Affected Party’s performance is suspended due to an event of Force Majeure in excess of ninety (90) consecutive days after the date that notice of such event is given, and so long as such event is continuing, the Non-Affected Party, in its sole discretion, may terminate or curtail its obligations under this Agreement affected by such event of Force Majeure (the “Affected Obligations”) by giving notice of such termination or curtailment to each Affected Party, and no Party shall have any further liability to the other Parties in respect of such Affected Obligations to the extent terminated or curtailed, except for the rights and remedies previously accrued under this Agreement, any payment and indemnification obligations by any Party under this Agreement and the obligations set forth in Article 21. Without limiting any rights of any Non-Affected Party under this Article 17, the Parties agree that following notice of an event of Force Majeure, they will consult in good faith to assess potential actions or steps with respect thereto.

17.4    If any Affected Obligation is not terminated pursuant to this Article 17 or any other provision of this Agreement, performance shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, the Term shall not be extended.

17.5    The Parties acknowledge and agree that the right of Citi to declare a Force Majeure based upon any failure by a Third Party Supplier to deliver Crude Oil under a Citi Procurement Contract is solely for purposes of determining the respective rights and obligations as between Citi and the Company with respect to any Crude Oil delivery affected thereby, and any such declaration shall not (a) excuse the default of such Third Party Supplier under one or more Citi Procurement Contracts or (b) limit any damages or Claims against such Third Party Supplier that are assigned or attempted to be assigned by Citi to the Company pursuant to Schedule N in respect of such Citi Procurement Contract and such failure; it being the intent of the Parties that (x) such failure and any associated Claims will be resolved directly between such applicable Third Party Supplier and the Company, as if each were party to the Citi Procurement Contract and any damages or Claims of the Company resulting in respect of such failure were under such Citi Procurement Contract (and any excusal of Citi’s performance in respect of such Citi Procurement Contract due to such failure shall be deemed to not mitigate or reduce any damages that may be payable to the Company by such Third Party Supplier in respect of any Claim that has been assigned or attempted to be assigned or which is otherwise deemed to have been under such Citi Procurement Contract pursuant to this Section 17.5) and (z) any claims that Citi may have as a result of such Third Party Supplier’s failure shall be subject to Schedule N and any other applicable provisions of this Agreement relating to claims against third parties.

17.6    If, at any time during the Term, any of the Required Storage and Transportation Arrangements cease to be in effect (in whole or in part) or any of the Included Third Party Tanks cease, in whole or in part, to be available to Citi or the Company (as applicable) pursuant to the relevant Required Storage and Transportation Arrangements, and the foregoing is a result of or attributable to any owner or operator of the Included Third Party Tanks or any other Included Location becoming Bankrupt or breaching or defaulting in any of its obligations relating to the Required Storage and Transportation Arrangements or its contractual obligations to the Company, then:

(a)    the Company shall promptly use commercially reasonable efforts to establish, in the case of a Required Storage and Transportation Arrangement, alternative and/or replacement storage and transportation arrangements subject to a Required Storage and Transportation Arrangement for Citi’s benefit and on terms no less favorable in any material respect to Citi (in Citi’s reasonable judgment) than those that have ceased to be available;

(b)    Until such alternative and/or replacement arrangements complying with sub-section (a) above have been established, each Party shall be deemed to have been affected by an event of Force Majeure and its obligations under this Agreement (except for payment and indemnification obligations) shall be curtailed to the extent such performance is prevented or materially hindered by such lack of effectiveness of any Required Storage and Transportation Arrangements or the availability of any pipeline or storage facility related thereto; and

(c)    Without limiting the generality of the foregoing, in no event shall Citi have any obligation under or in connection with this Agreement to store Feedstock in any pipeline or store Feedstock in any storage facility at any time from and after the owner or operator thereof becomes Bankrupt. If any such storage facility is an Included Location then Citi may, in its discretion, notify the Company that such storage facility has ceased to be an Included Location as of a date specified in such written notice in which case any Feedstock held by Citi therein shall be purchased by the Company in accordance with the applicable provisions of Sections 10.1 and 10.2 hereof.

ARTICLE 18

REPRESENTATIONS AND WARRANTIES

18.1    Mutual Representations and Warranties. Each Party represents and warrants to the other as of the Commencement Date, and solely with respect to the representations and warranties set forth in Section 18.1(a), Section 18.1(b), Section 18.1(h) and Section 18.1(i), the execution date of each Procurement Contract, that:

(a)    It is an “Eligible Contract Participant” as defined in Section 1a(18) of the Commodity Exchange Act, as amended from time to time, and any successor statute.

(b)    It is (i) a “forward contract merchant” in respect of this Agreement, and this Agreement and each sale of Crude Oil hereunder constitutes a “forward contract,” as such term is used in Section 556 of the Bankruptcy Code, (ii) a “swap participant” in respect of this Agreement and this Agreement and each sale of Crude Oil hereunder constitutes a commodity forward agreement as such term is used in the definition of “swap agreement,” as each such term is defined in the Bankruptcy Code and used in Section 560 of the Bankruptcy Code and (iii) a “master netting agreement participant” and this Agreement constitutes a “master netting agreement,” as each such term is defined in the Bankruptcy Code and used in Section 561 of the Bankruptcy Code.

(c)    It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.

(d)    It has the corporate, governmental or other legal capacity, authority and power to execute and deliver the Transaction Documents and to perform its obligations under this Agreement and the other Transaction Documents and has taken all necessary action to authorize the foregoing.

(e)    The execution, delivery and performance of the Transaction Documents and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby do not violate or conflict with (i) any Applicable Law, in any material respect, (ii) any provision of its constitutional documents, (iii) any order or judgment of any court or Governmental Authority applicable to it or any of its assets or (iv) any material contractual restriction binding on or affecting it or any of its assets; except, in the case of subclauses (i), (ii) and (iv) of this clause (e), where such violation or conflict would not reasonably be expected to have a Material Adverse Effect.

(f)    Except for the filing of UCC-1 or UCC-3 financing statements and the Lien Documents in applicable state and county filing offices, all material governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to the Transaction Documents have been obtained or submitted and are in full force and effect, and all material conditions of any such authorizations, approvals, consents, notices and filings have been complied with.

(g)    Its obligations under the Transaction Documents constitute its legal, valid, and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).

(h)    No Event of Default or, to such Party’s Knowledge, Default has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under the Transaction Documents.

(i)    There is not pending or, to its Knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations in all material respects under the Transaction Documents.

(j)    It is not relying upon any representations of the other Party other than those expressly set forth in this Agreement or the other Transaction Documents.

(k)    It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same and is capable of assuming those risks.

(l)    It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by any other Party.

(m)    It (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.

(n)    It is not bound by any agreement that would preclude or materially hinder its execution, delivery, or performance of this Agreement.

(o)    Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Crude Oil hereunder who is entitled to any compensation with respect thereto.

(p)    None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.

18.2    Representations and Warranties of the Company. The Company represents and warrants to Citi as of the Commencement Date, and solely with respect to the representations and warranties set forth in Section 18.2(j), Section 18.2(f), Section 18.2(i), Section 18.2(k) and Section 18.2(l), the execution date of each Procurement Contract, that:

(a)    It has delivered true and complete copies of the Required Storage and Transportation Arrangements to which it is a party and all amendments thereto to Citi.

(b)    It has delivered true and complete copies of the Existing Financing Agreements to which it is a party and all material amendments thereto to Citi.

(c)    The Included Locations owned and/or operated by it have been maintained, repaired, inspected and serviced, in all material respects, in accordance with Prudent Industry Practice and Applicable Law such that they are, in all material respects, in good working order and repair.

(d)    In the event that it becomes Bankrupt, and to the extent permitted by Applicable Law, it intends that (i) Citi’s right to liquidate, collect, net and set off rights and obligations under this Agreement and liquidate and terminate this Agreement shall not be stayed, avoided, or otherwise limited by the Bankruptcy Code, including Sections 362(a), 547, 548 or 553 thereof; (ii) Citi shall be entitled to the rights, remedies and protections afforded by and under, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code; and (iii) any cash, securities or other property provided as performance assurance, credit, support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in Section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby shall constitute “settlement payments” as defined in Section 101(51A) of the Bankruptcy Code.

(e)    As of the Commencement Date, the Company has granted to Citi, as security to secure the Secured Obligations, Liens with respect to the Collateral, in each case, in accordance with the terms and conditions of the Security Agreement. Without limiting its representations, warranties, covenants and other obligations under the Security Agreement, the Company represents and warrants that, except for Section 2.01 of the Security Agreement, the Liens granted to Citi pursuant to the Security Agreement with respect to the Collateral, to the extent required by the Security Agreement, creates an enforceable security interest in the Company’s rights, title and interest in the Collateral in favor of Citi and are subject to no Liens, except Permitted Liens.

(f)    (i) Subject to the terms of the Transaction Documents, Citi shall be the sole and exclusive supplier of Crude Oil consumed by the Refinery and (ii) the Company shall be the importer of record of all shipments of Crude Oil held in the Included Locations.

(g)    As of the Commencement Date, it has no Subsidiaries.

(h)    All tax returns and reports of the Company required to be filed by it have been timely filed, and all Taxes, assessments, fees and other governmental charges upon the Company and upon its properties, income, businesses and franchises that are due and payable, have been paid when due and payable, except (a) Taxes, assessments, fees and other governmental charges that are being contested in good faith by appropriate proceedings and for which the Company has set aside on its books reserves with respect thereto to the extent required by GAAP and (b) to the extent that the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)    Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Company (i) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) has not become subject to any Environmental Liability, (c) has not received written notice of any claim with respect to any Environmental Liability or (d) does not knows of any basis for any Environmental Liability.

(j)    It and the Parent, taken as a whole, are Solvent.

(k)    It is in compliance with all Applicable Laws, including all orders and other restrictions imposed by any Governmental Authority, in respect of the conduct of its business and the ownership and operation of its properties (including compliance with all applicable Environmental Laws), except where such failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(l)    The Security Agreement creates in favor of Citi a valid and enforceable security interest in the Collateral (other than the Intermediation Collateral) and when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Company in the Collateral (other than the Intermediation Collateral) solely to the extent perfection can be obtained by filing UCC financing statements, but subject to Permitted Liens.

18.3    Acknowledgment.

(a)    The Parties acknowledge and agree that, in all cases and for all hydrocarbons (including Crude Oil), the Company shall be solely entitled to all Environmental Credits (including RINs) applicable to or associated with all such hydrocarbons acquired under the Transaction Documents.

(b)    The Company acknowledges and agrees that (i) Citi is a merchant of Crude Oil and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of Citi’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for the Company, (ii) Citi has no fiduciary or trust obligations of any nature with respect to the Refinery, the Company or any of its or their Affiliates, (iii) Citi may enter into transactions and purchase Crude Oil for its own account or the account of others at values more favorable than those being paid by the Company hereunder and (iv) nothing herein shall be construed to prevent Citi, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in Crude Oil or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transaction under this Agreement.

ARTICLE 19

CERTAIN COVENANTS

19.1    Covenants of the Company. The Company covenants and agrees that:

(a)    It shall deliver to Citi true and complete copies of the Required Storage and Transportation Arrangements to which it becomes a party and all amendments thereto.

(b)    It shall in all material respects continue to perform its obligations under, and comply with the terms of, the Required Storage and Transportation Arrangements to which it is, or may hereafter become, a party.

(c)    With respect to any Citi Procurement Contract, buy/sell transaction or other transaction subject hereto in which Citi is receiving delivery of any Crude Oil from a vessel, it covenants and agrees that it will use commercially reasonable efforts to provide, or cause to be provided, a safe berth for such vessel free of all wharfage, dockage and quay dues or than those dues being contested in good faith for which adequate reserves have been established in accordance with GAAP, which such vessel can proceed to, lie at, and depart from, always safely afloat.

(d)    It shall not modify, amend or waive rights arising under the Required Storage and Transportation Arrangements to which it is, or may hereafter become, a party without the prior written consent of Citi if doing so would materially and adversely affect Citi’s rights or remedies hereunder; provided, however, in respect of any such modification, amendment or waiver that does not require Citi’s prior consent, it will promptly notify Citi of any such modification, amendment or waiver and provide Citi with a revised version of such modification, amendment or waiver, as applicable.

(e)    All purchases of Crude Oil by the Company under this Agreement shall be made in the ordinary course of business.

(f)    It shall not modify or amend, or waive any rights arising under, any Existing Financing Agreement to which it is a party without the prior written consent of Citi, if doing so would materially and adversely affect in any respect any of Citi’s rights or remedies under this Agreement or any other Transaction Document.

(g)    The Company shall not, from and after the Commencement Date, enter into any Financing Agreement having an outstanding principal amount of more than USD 45,000,000 in the aggregate without the prior written consent of Citi if doing so would materially and adversely affect Citi’s rights or remedies under this Agreement or any other Transaction Document.

(h)    The Company will (i) in the case of any Included Locations that are owned (or exclusively leased) by the Company, take commercially reasonable actions, or (ii) in the case of Included Locations that are not owned (or exclusively leased) by the Company, to the extent of its rights under any related Base Agreement, use commercially reasonable efforts to cause Other Operators to take commercially reasonable actions, in each case (i) to maintain, repair, inspect and service such Included Locations such that they are in good working order and repair in accordance with Prudent Industry Practice.

(i)    The Company will not assert any Permitted IIA Lien with respect to any Crude Oil then owned by Citi while it is owned by Citi.

(j)    As provided herein and in the other Transaction Documents, Crude Oil owned by Citi may be subject to Permitted Liens. Notwithstanding the foregoing, the Company covenants and agrees that (i) in its capacity as owner and/or operator of any Storage Facilities, it shall not have or assert any Permitted IIA Lien with respect to any Crude Oil owned by Citi, (ii) the permissibility or existence of any Permitted Liens does not, and shall not be deemed to, in any way limit the Company’s obligations hereunder and under the other Transactions Documents to pay amounts that are or could be the basis for any third parties (whether or not a Governmental Authority) asserting or enforcing, or attempting to assert or enforce, any Permitted Lien, including any obligations of the Company with respect to Ancillary Costs or Taxes and (iii) the permissibility or existence of any Permitted Liens does not, and shall not be deemed to, limit any rights and remedies of Citi hereunder or under other Transactions Documents (subject, however, to the right of the Company to exercise any available rights, remedies, or defenses hereunder or under the other Transactions Documents).

(k)    To the extent that Citi, under any Citi Procurement Contract, is obligated to make available or provide any berthing, terminalling or other marine-related facilities or services, the Company covenants and agrees that it will use commercially reasonable efforts to cause such facilities or services to be provided as and when required in accordance with the terms and conditions of such Citi Procurement Contract.

(l)    (i) Subject to the terms of the Transaction Documents, Citi shall be the sole and exclusive supplier of Crude Oil consumed by the Refinery and (ii) the Company shall be the importer of record of all shipments of Crude Oil held in the Included Locations.

(m)    The volume of Sludge held in any Included Location shall be determined from time to time as follows:

(i)    on an annual basis, the Company (x) shall determine the volume of Sludge in each Included Crude Storage Tank or (y) shall use commercially reasonable efforts to request a determination of the volume of Sludge in each Included Third Party Tank, as applicable, using Infrared Thermography;

(ii)    so long as no Event of Default with respect to the Company has occurred and is continuing, Citi may at any time require that the Company (x) determine within thirty (30) Business Days the volume of Sludge in each Included Crude Storage Tank and (y) use commercially reasonable efforts to request a determination of the volume of Sludge in each Included Third Party Tank, as applicable, using Infrared Thermography if no such determination has been made in the immediately preceding six (6) months and the annual determination to be made under clause (i) above is not scheduled to occur within the next thirty (30) days; provided that, if an Event of Default with respect to the Company has occurred and is continuing, and the Company does not or is not able to complete such determination within such period, then Citi may elect to have an Independent Inspection Company make such determination as promptly as practicable;

(iii)    Infrared Thermography shall be used in determining the Sludge volumes to be determined as of any Termination Date;

(iv)    if the Company makes any Sludge volume determination pursuant to the preceding clauses, it shall promptly provide the results of such determination to Citi in writing; and

(v)    at all times during the Term, for purposes of calculations under Sections 10.1 and 10.2, Citi shall use the Sludge volumes most recently determined pursuant to the foregoing clauses to calculate the volumes of Crude Oil owned by Citi in the Included Crude Storage Tanks and the Included Third Party Tanks, collectively.

(n)    Upon or prior to the formation or acquisition by the Company of any new Subsidiary of the Company, (a) the Company shall cause such Subsidiary to execute and deliver to Citi a guarantee (substantially in the form and substance of the Guaranty with necessary or appropriate conforming changes) and (b) the Parties shall cooperate to implement any conforming amendments to the Transaction Documents to reflect the entry of such guarantee, as necessary.

19.2    Economic Sanctions/Anti-Bribery Provisions.

(a)    Each Party shall comply with relevant Applicable Law pertaining to bribery and corruption in connection with this Agreement and has instituted and maintains policies and procedures reasonably designed to ensure compliance with all applicable laws, regulations, rules and requirements of the United States of America, the United Kingdom or any other applicable jurisdiction relating to anti-bribery or anti-money laundering. Each Party agrees that it shall take reasonable steps to ensure that individuals and entities performing services for or on its behalf has complied with all applicable laws and regulations pertaining to bribery and corruption in connection with this agreement. Without limiting the generality of the foregoing, each Party covenants and agrees that it shall not, directly or indirectly engage in other acts or transactions, in each case, if this is in violation of or inconsistent with the anti-bribery or anti-money laundering legislation of any applicable government, including, as applicable, U.S. Foreign Corrupt Practices Act, the U.K. Anti-Terrorism, Crime and Security Act 2001 and the applicable country legislation implementing either the United Nations Convention against Corruption or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(b)    Each Party further represents, warrants and agrees that (i) no provision of this Agreement shall be interpreted to require it or any of its Affiliates to take, or refrain from taking, any action that would cause it or any of its Affiliates to violate or be subject to penalty under applicable economic sanctions laws and regulations or other applicable international trade laws and regulations of the United Kingdom, the European Union, the United Nations Security Council or the United States of America, including U.S. laws restricting participation in or compliance with certain foreign boycotts, directly or indirectly, as contained in the U.S. Export Administration Act of 1979 and the U.S. Internal Revenue Code; (ii) neither Party, nor any of its respective directors, officers, subsidiaries, agents, employees or controlled affiliates, is an individual or entity (each, an “Associated Person”) that is (i) the subject of any sanctions administered or enforced by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury, the United Nations Security Council, the European Union, His Majesty’s Treasury or other applicable sanctions authority, or (ii) located, organized, or resident in a country or territory that is the subject of comprehensive sanctions (including, without limitation, the Crimean, Donetsk, or Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria); and, further, neither it nor any of its respective Associated Persons shall, directly or indirectly, use the proceeds, if any, received from the other Party, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Associated Person, to fund, in violation of applicable sanctions, any activities or business of or with any Associated Person or in any country or territory that, at the time of such funding, is the subject of the foregoing economic sanctions, or in any other manner that will result in a violation of such sanctions by any Associated Person, unless permitted by law.

(c)    The Company represents, warrants and covenants to Citi that no Crude Oil originates or will originate from, is or will be derived in whole or in part from any article which is grown, produced, or manufactured in, or have been transported through, in violation of applicable sanctions, the Crimean, Donetsk, or Luhansk regions of Ukraine, Cuba, Iran, North Korea, Syria, Russia, or any other country or territory that is itself the subject of economic sanctions, for so long as such country or territory is itself the subject of economic sanctions. The Company further agrees that, in no event, shall Citi be obligated to take delivery of any Crude Oil, whether from the Company or any other party, that would violate the representation, warranty and covenant in the preceding sentence.

ARTICLE 20

DEFAULT AND TERMINATION

20.1    Events of Default. The occurrence of any of the following shall constitute an “Event of Default”:

(a)    A Party fails to make payment when due under: (i) Article 10, Article 11, or Article 21 within one (1) Business Day after a written demand therefor or (ii) any other provision of this Agreement or any other Transaction Document within five (5) Business Days after a written demand therefor; or

(b)    Other than a default described in Sections 20.1(a) and 20.1(c), a Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) fails to perform any material obligation or covenant under this Agreement or any other Transaction Document and such failure is not cured to the reasonable satisfaction of the other Party (in its reasonable discretion) within thirty (30) days after the date that such Party receives written notice that such obligation or covenant has not been performed; or

(c)    A Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by such Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under any Transaction Document, and such breach is not cured to the reasonable satisfaction of the other Party within thirty (30) days after the date that such Party receives written notice that corrective action is needed; or

(d)    A Party becomes Bankrupt or subject to any Bankruptcy; or

(e)    A Party or any of its Designated Affiliates (i) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (ii) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the final payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least five (5) Business Days if there is no applicable notice requirement or grace period) or (iii) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any Person or entity appointed or empowered to operate it or act on its behalf); or

(f)    An ISDA Master Agreement Termination Event occurs with respect to a Party; or

(g)    The Company fails in any material respect, and after giving effect to any applicable notice requirement or cure period, to perform its obligations under, comply with, or maintain any Required Storage and Transportation Arrangement; provided that, there shall be no Event of Default with respect to the Company under this Section 20.1(g) if with respect to such Required Storage and Transportation Arrangement if any such failure is cured (including the removal of any Included Third Party Tanks that are subject to such Required Storage and Transportation Arrangement in accordance with the terms of this Agreement) or a replacement Required Storage and Transportation Arrangement (which shall be satisfactory to Citi in its commercially reasonable judgment) is executed and delivered, in each case, within sixty (60) days of any such failure that would otherwise give rise to an Event of Default with respect to the Company under this Section 20.1(g); or

(h)    The Company sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or a material portion of the assets of the Refinery; or

(i)    Any Party (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii) (A) the successor entity resulting from any such consolidation, amalgamation or merger or the Person that otherwise acquires all or substantially all of the assets of such Party does not assume, in a manner reasonably satisfactory to the other Party, all of such Party’s obligations hereunder and under the other Transaction Documents, or (B) in the reasonable judgment of the other Party, the creditworthiness of the resulting, surviving or transferee entity is materially weaker than such Party immediately prior to the consolidation, amalgamation, merger or transfer; or

(j)    (i) The Company fails to pay (x) any amount payable under the ABL Facility, the Term Loan Facility or the LC Facility or (y) any amount payable of more than USD 50,000,000 (individually or in the aggregate) under one or more agreements or instruments in respect of any Indebtedness for borrowed money that is outstanding (but excluding any Indebtedness under the Transaction Documents), in either case, when the same becomes due and payable, and such failure shall continue after giving effect to any applicable notice requirement, grace period or cure period specified in such agreements or instruments, and such failure shall have resulted in such Indebtedness becoming due and payable under such agreements or instruments before it would have otherwise been due and payable; or (ii) there shall occur a default, event of default or other similar event or condition (however described) in respect of the Company under (x) the ABL Facility, the Term Loan Facility or the LC Facility or (y) one or more agreements or instruments in respect of any outstanding Indebtedness for borrowed money (but excluding any Indebtedness under the Transaction Documents) having an aggregate principal amount of more than USD 50,000,000, and, in either case, such event or condition shall continue after giving effect to any applicable notice requirement, grace period or cure period specified in such agreements or instruments, and which has caused, with the giving of notice if required, such Indebtedness to be immediately due and payable under such agreements or instruments; or

(k)    The Company fails to provide Adequate Assurance in an Acceptable Form and in an Acceptable Amount in accordance with Section 13.4 within two (2) Business Days after written demand therefor; or

(l)    Any of the following occurs: (i) Parent fails to perform or otherwise defaults in any material obligation under the Guaranty, (ii) Parent becomes Bankrupt, (iii) the Guaranty expires or terminates or ceases to be in full force and effect prior to the satisfaction of all Secured Obligations, or (iv) Parent disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, the Guaranty; or

(m)    A Change of Control occurs.

20.2    Remedies Upon Event of Default.

(a)    Notwithstanding any other provision of this Agreement, (i) if any Event of Default that is not an Event of Default under Section 20.1(d) (a “Bankruptcy Event of Default”) with respect to a Party (such defaulting Party, the “Defaulting Party”) has occurred and is continuing, Citi (where the Company is the Defaulting Party) or the Company (where Citi is the Defaulting Party) (such non-defaulting Party, the “Non-Defaulting Party”) may, without notice, declare all of the Defaulting Party’s obligations under this Agreement to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party, or (ii) if a Bankruptcy Event of Default has occurred and is continuing, the Defaulting Party’s obligations shall automatically and without any such declaration become forthwith due and payable, and/or (iii) subject to Section  21.1(a), if any Event of Default has occurred and is continuing, the Non-Defaulting Party may exercise any rights and remedies provided or available to the Non-Defaulting Party under this Agreement or at law or equity, including all remedies provided under the UCC and as provided under this Section 20.2. It is expressly agreed that all such obligations shall be due and payable as a result of any acceleration pursuant to this Section 20.2, including (without limitation) in the case of any automatic acceleration resulting from a Bankruptcy Event of Default, and all such obligations shall survive and continue to be due and payable following the occurrence of any Event of Default.

(b)    Notwithstanding any other provision of this Agreement, (i) if an Event of Default that is not a Bankruptcy Event of Default has occurred and is continuing, the Non-Defaulting Party shall have the right, immediately and at any time(s) thereafter, to terminate this Agreement (and any other contract or agreement that may then be outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document), or (ii) if a Bankruptcy Event of Default has occurred and is continuing, this Agreement shall automatically and without any notice be terminated (in either sub-sections (i) or (ii), the date of such termination, the “Early Termination Date”), and (iii) subject to Section 21.1(a), if any Event of Default has occurred and is continuing, the Non-Defaulting Party may liquidate and terminate any or all rights and obligations under this Agreement; provided that, where Citi is the Non-Defaulting Party, Citi may, at its option and without prejudice to any of Citi’s other rights and remedies available under this Agreement or at law or in equity, elect to sell and deliver the volume of Feedstock at the Included Locations as contemplated in the Step-Out Inventory Sales Agreement, in accordance with Section 21.1(a), on the date falling two (2) Business Days after the date on which it shall have provided the Company written notice that it is making such election.

(c)    If, (i) upon the occurrence of an Event of Default that is not a Bankruptcy Event of Default, the Non-Defaulting Party elects to terminate this Agreement, or (ii) upon the occurrence of a Bankruptcy Event of Default this Agreement is automatically terminated, the Non-Defaulting Party shall determine the Settlement Amount (as defined below) acting in good faith and in a commercially reasonable manner and shall be payable by the Company to Citi or by Citi to the Company. The Non-Defaulting Party shall determine the Settlement Amount commencing as of the Early Termination Date by reference to such futures, forward, swap and options markets as it shall select in its commercially reasonable judgment; provided that, the Non-Defaulting Party is not required to effect such liquidations and terminations and/or determine the Settlement Amount on a single day, but rather may effect such liquidations and terminations and determine the Settlement Amount over a commercially reasonable period of time. In calculating the Settlement Amount, the Non-Defaulting Party shall discount to present value (in any commercially reasonable manner based on the Interest Rate for the applicable period) any amount which would be due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation.

For the purposes of this Agreement, the “Settlement Amount” means an amount, expressed in USD, of losses and costs that are or would be incurred by the Non-Defaulting Party (expressed as a positive number) or gains that are or would be realized by the Non-Defaulting Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under this Agreement and/or the termination, sale and delivery of the volume of Feedstock at the Included Locations as contemplated in the Step-Out Inventory Sales Agreement in accordance with Section 21.1(a) as applicable. The determination of the Settlement Amount shall include (without duplication): (i) all reasonable losses and costs (or gains) incurred or realized by the Non-Defaulting Party, as a result of the Non-Defaulting Party’s terminating, liquidating, maintaining, obtaining or reestablishing any hedge or related trading positions in connection with such termination (including market structure costs), (ii) all blending, tankage, linefill and throughput charges incurred by the Non-Defaulting Party, (iii) the losses and costs (or gains) incurred or realized by the Non-Defaulting Party to the extent it elects to dispose of any Feedstock inventories maintained for purposes of this Agreement (including, where Citi is the Non-Defaulting Party, by sale and delivery of the volume of Feedstock at (i) the Included Locations as contemplated in the Step-Out Inventory Sales Agreement in accordance with Section 21.1(a) and by sale and delivery of the volume of Feedstock held on-vessel in accordance with the terms set forth Schedule X) and (iv) if Citi is the Non-Defaulting Party with respect to an Event of Default with respect to the Company that occurred and is continuing, the Remaining Fees and the Termination Fee; provided that, in no event will the Termination Fee be due and payable by the Company if this Agreement terminates or expires prior to the Expiration Date by mutual agreement of the Parties if such termination or expiration was initially requested by Citi. If the Settlement Amount is a positive number, it shall be due to the Non-Defaulting Party and if it is a negative number, the absolute value thereof shall be due to the Defaulting Party.

(d)    For the avoidance of doubt and without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and Citi is the Non-Defaulting Party, Citi may, in its discretion, following written notice given to the Company to the extent permitted under Applicable Law:

(i)    withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement;

(ii)    withdraw from storage any and all of the Feedstock then in the Included Locations;

(iii)    sell and deliver the volume of Feedstock at the Included Locations as contemplated in the Step-Out Inventory Sales Agreement, in accordance with Section 21.1(a);

(iv)    otherwise arrange for the disposition of any Feedstock in such manner as it elects;

(v)    liquidate, in a commercially reasonable manner, any credit support, margin or collateral, to the extent not already in the form of cash (including making a demand under the Guaranty or any credit support, margin or collateral arrangements);

(vi)    apply and set off any proceeds of any disposition of Feedstock, any payment under the Guaranty or any credit support, margin or collateral (or the proceeds thereof) against any obligation owing by the Company to Citi; and

(vii)    hedge any or all of the then-unhedged Feedstock (which, for the avoidance of doubt, shall include Feedstock that are unhedged as a result of termination of any Fixed Price Forward Hedge Transaction) at the Company’s cost and expense; provided that, such costs and expenses shall be payable by the Company so long as (i) Citi uses it reasonable commercial efforts to reduce and eliminate any such unhedged exposure as soon as commercially feasible through sales of physical products or other through other risk-reducing actions, (ii) such hedges are non-speculative, and (iii) such hedges are of a duration that is reasonably necessary to eliminate such unhedged exposure.

Citi shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. The Company shall in all events remain liable to Citi for any amount payable by it in respect of any of its obligations remaining unpaid after any such liquidation, application and set off.

(e)    Without limiting any other rights or remedies hereunder, if an Event of Default has occurred and is continuing and Citi is the Defaulting Party, the Company may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement, (ii) cause Citi to sell and deliver to the Company the volume of Feedstock at the Included Locations as contemplated in the Step-Out Inventory Sales Agreement in accordance with Section 21.1(a), (iii) cause Citi to enter into the documentation described in Section 21.1(b) or 21.1(c), (iv) otherwise arrange for the settlement or termination of the Parties’ outstanding commitments hereunder and/or the sale in a commercially reasonable manner of Feedstock for Citi’s account, (v) terminate all or any other Transaction Document, (vi) arrange for replacement or alternative inventory intermediation arrangements with such replacement or alternative providers as it may procure, and including, without limitation, notwithstanding anything herein to the contrary, with respect to such replacement, the purchase of Feedstock by it on its own account and the storage of Feedstock owned by it in the Included Locations.

(f)    The Non-Defaulting Party shall set off (i) the Settlement Amount (if due to the Defaulting Party), plus any performance security (including the Guaranty or any credit support, margin or collateral arrangements) then held by the Non-Defaulting Party pursuant to the Transaction Documents, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Defaulting Party hereunder (including under Article 10) or under any other Transaction Document, against (ii) the Settlement Amount (if due to the Non-Defaulting Party), plus any performance security (including the Guaranty or any credit support, margin or collateral arrangements) then held by the Defaulting Party, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Non-Defaulting Party hereunder (including under Article 10) or under any other Transaction Document, so that all such amounts shall be netted to a single liquidated amount payable by one Party to the other (the “Liquidated Amount”). The Party with the payment obligation shall pay the Liquidated Amount to the other Party within one (1) Business Day after receipt of written demand by such other Party.

(g)    No delay or failure on the part of the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.

(h)    The Non-Defaulting Party’s rights under this Section 20.2 shall be in addition to, and not in limitation or exclusion of, any other rights which the Non‑Defaulting Party may have (whether by agreement, operation of law or otherwise), including any rights of recoupment, setoff, combination of accounts or other rights under any credit support that may from time to time be provided in connection with this Agreement. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all reasonable costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder or under any other Transaction Document.

(i)    If an Event of Default has occurred and is continuing, the Non-Defaulting Party and any Affiliate thereof may, without limitation on its rights under this Section 20.2, set off amounts which the Defaulting Party owes to it or any such Affiliate against any amounts which it or such Affiliate owes to the Defaulting Party (whether hereunder, under any other contract or agreement or otherwise and whether or not then due).

(j)    The Parties acknowledge and agree that this Agreement is intended to be a “master netting agreement” as such term is defined in Section 101(38A) of the Bankruptcy Code. As used in this Section 20.2 unless otherwise expressly provided, each reference to “this Agreement” shall, and shall be deemed to, be a reference to “this Agreement and the other Transaction Documents.”

(k)    Without limiting the generality of the foregoing, in the event the Secured Obligations under this Agreement and the other Transaction Documents are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default with respect to the Company (including, but not limited to, upon the occurrence of a Bankruptcy Event of Default) (including the acceleration of claims by operation of law)), any amounts that would have become due hereunder or thereunder on the date of such acceleration or otherwise with respect to any early termination hereof (whether or not as a result of an Event of Default with respect to the Company) shall also be due and payable as though such early termination had occurred and shall be part of the Secured Obligations. Any such amount payable shall be presumed to be the liquidated damages sustained by Citi as the result of the early termination and the Company agrees that it is reasonable under the circumstances currently existing. THE COMPANY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING AMOUNTS IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) all such amounts are reasonable and the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) such amounts shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Parties hereto giving specific consideration in this transaction for such agreement to pay such amounts; and (D) it shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay such amounts to Citi as herein described is a material inducement to Citi to enter into this Agreement.

(l)    THE SETTLEMENT AMOUNT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, AND THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT THE SETTLEMENT AMOUNT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.

ARTICLE 21

SETTLEMENT AT TERMINATION

21.1    Upon expiration or termination of this Agreement (i) as a result of an Event of Default, the Non-Defaulting Party shall, within two (2) Business Days of the Early Termination Date, provide written notice to the Defaulting Party as to whether it will or will not elect to sell and deliver, or purchase, as the case may be, the volume of Crude Oil at the Included Locations pursuant to the Step-Out Inventory Sales Agreement, and if the Non-Defaulting Party elects to so sell and deliver or purchase, as applicable, the Parties covenant and agree to proceed as provided in sub-section (ii) of Section 21.1(a), Section 21.1(b) or Section 21.1(c), as applicable, or (ii) for any reason other than as a result of an Event of Default (in which case the Expiration Date or any other date that may be agreed by the Parties shall be the “Termination Date”), the Parties covenant and agree to proceed as provided in this Article 21 (other than sub-section (ii) of this Section 21.1(a)); provided that: (x) this Agreement shall continue in effect following any Termination Date until all obligations are finally settled as contemplated by this Article 21 and (y) the provisions of this Article 21 shall in no way limit the rights and remedies which the Non-Defaulting Party may have as a result of an Event of Default, whether pursuant to Article 20 or otherwise:

(a)    The volume of Crude Oil at the Included Locations shall be purchased and transferred as contemplated in the Step-Out Inventory Sales Agreement.

(i) Upon expiration or termination of this Agreement for any reason other than as a result of an Event of Default, the Crude Oil volumes measured by the Independent Inspection Company at the Termination Date and recorded in the Independent Inspection Company’s final inventory report shall be the “Termination Date Volumes” for the purposes of this Agreement.

(ii) Upon termination of this Agreement as a result of any Event of Default where the Non-Defaulting Party has elected to sell and deliver or purchase, as applicable, the Parties shall attempt to have the Crude Oil volumes measured in accordance with sub-section (i) of this Section 21.1(a) (except that all references to the (i) Termination Date shall be to the Early Termination Date, and (ii) to the Termination Date Volumes shall be to the Early Termination Date Volumes) and if the Parties are unable to have the measurement performed as provided in sub-section (i) of this Section 21.1(a) within one (1) Business Day of such termination, then for the purposes of determining the volume of Crude Oil at the Included Locations pursuant to the Step-Out Inventory Sales Agreement, the Crude Oil volumes specified in the most recent Inventory Report shall be the “Early Termination Date Volume” for the purposes of this Agreement.

(iii) The Parties agree that the Early Termination Date Value shall be determined by the Non-Defaulting Party through application of the applicable Step-Out Price calculation set forth on Schedule V to the Early Termination Date Volumes.

(b)    If any Citi Procurement Contract does not either (i) by its terms automatically become assigned to the Company on and as of the Termination Date in a manner which releases Citi from all obligations thereunder for all periods following the Termination Date or (ii) by its terms, expire or terminate on and as of the Termination Date, then, upon the Company’s written request, the Parties shall use commercially reasonable efforts to promptly negotiate and enter into, with each of the then existing Third Party Suppliers, assignments, assumptions and/or such other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which, as of the Termination Date, (w) such Citi Procurement Contract shall be assigned to the Company, the Company’s designee or shall be terminated, (x) all rights and obligations of Citi under each of the then outstanding Citi Procurement Contracts shall be assigned to the Company or its designee, (y) the Company or its designee shall assume all of such obligations to be paid or performed following such termination, and (z) Citi shall be released by such Third Party Suppliers and the Company or its designee from any further obligations thereunder (other than in respect of any acts or omissions occurring prior to the date of such release). In connection with the assignment or reassignment of any Citi Procurement Contract, the Parties shall endeavor, in a commercially reasonable manner, to facilitate the transitioning of the supply and payment arrangements, including any change in payment terms, under the relevant Citi Procurement Contracts so as to prevent any material disruption in the supply of Crude Oil thereunder.

(c)    In the event that Citi has become a party to any other third party service contract in connection with this Agreement and the transactions contemplated hereby, including any pipeline, terminalling, storage and shipping arrangement including but not limited to the Required Storage and Transportation Arrangements (an “Ancillary Contract”) and such Ancillary Contract does not by its terms expire or terminate on and as of the Termination Date, then the Parties shall promptly negotiate and enter into with each service provider thereunder such instruments or other documentation, in form and substance reasonably satisfactory to the Parties, pursuant to which as of the Termination Date (i) such Ancillary Contract shall be assigned to one or more of the Company or the Parent or shall be terminated, (ii) all rights and obligations of Citi with respect to each then outstanding Ancillary Contract shall be assigned to one or more of the Company or the Parent, (iii) the Company shall assume all of such obligations to be paid or performed following such termination, and (iv) Citi shall be released by the third party service providers thereunder and by each of the Company or the Parent, as applicable, from any further obligations with respect to such Ancillary Contract. For each case in which the Company has transferred to Citi for purposes of this Agreement the historical capacity of the Company on any Included Location or where Citi has been a shipper of record for volumes of Crude Oil shipped by Citi for purposes of this Agreement and as a result has generated a capacity history based on such shipments, Citi shall, in connection with the occurrence of a Termination Date, endeavor in good faith and in a commercially reasonable manner to cause such historical capacity, including any adjustments to such history based on and attributable to quantities of Crude Oil transported by Citi for purposes of this Agreement (“Related Capacity”), to be transferred to the Company, as directed, in each case subject to any applicable rules, regulations and tariffs; provided that, the Company, as transferee, shall reimburse Citi for any reasonable and documented out-of-pocket costs and expenses incurred by Citi in connection with its endeavoring to effect such transfer. Without limiting the foregoing, Citi agrees, upon request of the Company at any time prior to and after a Termination Date, to cooperate in good faith with the Company to endeavor to cause the relevant operator to agree and acknowledge that the Related Capacity shall be for the benefit of the Company; provided that, the Company shall reimburse Citi for any reasonable and documented out-of-pocket costs and expenses incurred by Citi in connection with its endeavoring to effect such agreement and acknowledgment. Any historical capacity held by Citi that does not constitute Related Capacity shall be retained by Citi. In addition, if despite Citi’s commercially reasonable efforts, the relevant operator will not effect or permit such transfer or the portion of Citi’s historical capacity constituting Related Capacity cannot be identified or allocated, no transfer shall be required with respect to such capacity.

(d)    Citi shall, as soon as reasonably practicable following the Termination Date, reconcile and calculate the Termination Amount pursuant to Section 21.2 and the amount shall be determined pursuant to Section 21.2. The Parties shall promptly exchange all information necessary to determine the estimates and final calculations contemplated by Section 21.2.

(e)    Neither Citi nor the Company shall have any further obligation to purchase or sell or pay for Crude Oil or incur any such purchase obligations on and after the Termination Date. Except as may be required for Citi to fulfill its obligations hereunder until the Termination Date, Citi shall not be obligated to purchase, take title to or pay for, and the Company shall not be obligated to purchase or sell, any Crude Oil following the Termination Date or such earlier date as the Parties may determine in connection with the transitioning of such supply arrangements to the Company. Notwithstanding anything to the contrary herein, no Delivery Date shall occur later than the Business Day immediately preceding the Termination Date.

(f)    Promptly after all obligations due to Citi under this Agreement and the other Transaction Documents have been satisfied in full, Citi shall release to the Company and confirm the termination of the Guaranty and surrender and confirm the cancellation of any Letters of Credit then held by Citi.

For the avoidance of doubt, sub-sections (d), (e) and (f) of this Section 21.1 shall not apply in respect of any termination of this Agreement as a result of an Event of Default.

21.2    Termination Amount.

(a)    The “Termination Amount” (which shall be payable in connection with the termination of this Agreement for any reason other than an Event of Default) shall equal:

(i)    the Termination Date Purchase Value, which is the aggregate amount payable to Citi under the Step-Out Inventory Sales Agreement, plus

(ii)    all unpaid amounts payable by the Company to Citi as of the Termination Date, plus

(iii)    all Ancillary Costs incurred through the Termination Date that have not yet been paid or reimbursed by the Company, plus

(iv)    in the case of an early termination, the amount reasonably determined by Citi as the losses, costs and damages (in each case that are commercially reasonable and for which Citi is able to provide to the Company reasonable supporting evidence) it incurred or realized as a result of Citi’s terminating, liquidating, maintaining, obtaining or reestablishing any hedge or related trading positions in connection with such early termination, plus

(v)    in the case of an early termination, any blending, tankage, linefill and throughput charges incurred by Citi as a result of the termination of any Ancillary Contract, plus

(vi)    the aggregate Monthly True-Up Amount due under Section 10.2(a), calculated as of the Termination Date with such date being the final day of the last monthly period for which such calculations are to be made under this Agreement; provided that, if such amount is due to Citi, then such amount will be included in this Termination Amount as a positive number and if such amount is due to the Company, then such amount will be included in this Termination Amount as a negative number, plus

(vii)    any unpaid portion of the Fees (as defined in the Fee Letter) due and owing to Citi as of the Termination Date pursuant to the Fee Letter and the Termination Fee (if applicable pursuant to Section 20.2(c)), plus

(viii)    any Target Deviation Final Settlement that is determined to be due pursuant to Schedule Q; provided that, if such Target Deviation Final Settlement is due to Citi, then such amount will be included in this Termination Amount as a positive number and if such amount under Section 10.2(a) would be due from Citi, then such amount will be included in this Termination Amount as a negative number, minus

(ix)    all unpaid amounts payable hereunder by Citi to the Company as of the Termination Date.

Without duplication of the foregoing, the Termination Amount shall include all amounts due among the Parties. All of the foregoing amounts shall be aggregated or netted to a single liquidated amount owing from one Party to the other. If the Termination Amount is a positive number, it shall be due to Citi and if it is a negative number, the absolute value thereof shall be due to the Company.

(b)    The Parties acknowledge that one or more of the components of the Termination Amount will not be able to be definitively determined by the Termination Date and therefore agree that Citi shall, in a commercially reasonable manner, estimate each of such components and use such estimated components to determine an estimate of the Termination Amount (the “Estimated Termination Amount”). Without limiting the generality of the foregoing, the Parties agree that the amount due under Section 21.2(a)(i) shall be estimated by Citi as contemplated in the Step-Out Inventory Sales Agreement by applying the applicable Step-Out Price calculation set forth on Schedule V to the Termination Date Volumes. Citi shall use its commercially reasonable efforts to prepare, and provide the Company with, an initial Estimated Termination Amount, together with appropriate supporting documentation, at least five (5) Business Days prior to the Termination Date. To the extent reasonably practicable, Citi shall endeavor to update its calculation of the Estimated Termination Amount by no later than 12:00 p.m. CT on the Business Day prior to the Termination Date. If Citi can provide such updated amount, that amount shall constitute the Estimated Termination Amount and shall be due and payable by no later than 5:00 p.m. CT on the Business Day preceding the Termination Date. Otherwise, the initial Estimated Termination Amount shall be the amount payable on the Termination Date. If the Estimated Termination Amount is a positive number, it shall be due to Citi and if it is a negative number, the absolute value thereof shall be due to the Company.

(c)    Citi shall prepare, and provide the Company with, (i) a statement showing the calculation, as of the Termination Date, of the Termination Amount and (ii) a statement (the “Termination Reconciliation Statement”) (A) reconciling the Termination Amount with the sum of the Estimated Termination Amount pursuant to Section 21.2(b) and (B) indicating any amount remaining to be paid by one Party to the other as a result of such reconciliation. Within one (1) Business Day after receiving the Termination Reconciliation Statement and the related supporting documentation, the Parties will make any and all payments required pursuant thereto. Promptly after receiving such payment, Citi shall cause any filing or recording of any UCC financing forms to be terminated.

21.3    Transition Services. To the extent necessary to facilitate the transition to the purchasers of the storage and transportation rights and status contemplated hereby, each Party shall take such additional actions, execute such further instruments and provide such additional assistance as the other Party may from time to time reasonably request for such purposes.

ARTICLE 22

INDEMNIFICATION

22.1    To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in the Transaction Documents, Citi shall defend, indemnify and hold harmless the Company, its Affiliates, and its and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Citi of any covenant or agreement contained in any Transaction Document or made in connection therewith or any representation or warranty of Citi made therein or in connection therewith proving to be false or misleading when made, (ii) any failure by Citi to comply with or observe any Applicable Law, (iii) Citi’s gross negligence or willful misconduct, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Citi or its employees, representatives, agents or contractors in exercising any rights or performing any obligations thereunder or in connection therewith, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the gross negligence or willful misconduct on the part of the Company, its Affiliates or any of its or their respective employees, representatives, agents or contractors. The Parties acknowledge that Citi shall not have any payment obligation for the indemnification provided pursuant to clause (iii) above until the gross negligence or willful misconduct on the part of Citi has been determined pursuant to a final and non-appealable judgment by a court of competent jurisdiction to such effect. All amounts due under this Section 22.1 shall be payable on written demand therefor.

22.2    To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in the Transaction Documents, the Company shall defend, indemnify and hold harmless Citi, its Affiliates, and their directors, officers, employees, representatives, agents and contractors from and against any Liabilities directly or indirectly arising out of (i) any breach by the Company of any covenant or agreement contained in any Transaction Document or made in connection therewith or any representation or warranty of the Company made herein or in connection therewith proving to be false or misleading when made, including, without limitation any obligation of the Company for payment of Taxes pursuant to Section 15.1, (ii) the Company’s transportation, handling, storage, refining or disposal of any Crude Oil in connection with the Transaction Documents, including any conduct by the Company on behalf of or as the agent of Citi under the Required Storage and Transportation Arrangements, (iii) the Company’s failure to comply with its obligations under the terminalling, pipeline and lease agreements underlying the Required Storage and Transportation Arrangements, (iv) the Company’s gross negligence or willful misconduct, (v) any failure by the Company to comply with or observe any Applicable Law, (vi) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by the Company or its employees, representatives, agents or contractors in exercising any rights or performing any obligations hereunder or in connection herewith, or (vii) actual or alleged release of Hazardous Substances in connection with the Transaction Documents or the transactions contemplated thereby, or any liability under any Environmental Law arising from or asserted in connection with the Transaction Documents or the transactions contemplated thereby, except to the extent that any Liabilities arising under clauses (ii), (vi) and (vii) above have resulted from the gross negligence or willful misconduct on the part of Citi, its Affiliates or any of their respective employees, representatives, agents or contractors; provided that, in no event shall the Company or any of its Affiliates, employees, representatives, agents or contractors, be deemed Citi’s employee, representative, agent or contractor for purposes hereof (other than as expressly set forth in clause (ii) above). The Parties acknowledge that the Company shall not have any payment obligation for the indemnification provided pursuant to clause (iv) above until the gross negligence or willful misconduct on the part of the Company has been determined pursuant to a final and non-appealable judgment by a court of competent jurisdiction to such effect. All amounts due under this Section 22.2 shall be payable on written demand therefor.

22.3    The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of the Transaction Documents shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in the Transaction Documents.

22.4    Citi and the Company agrees to notify each other as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense; provided that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the indemnifying Party is materially and adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, an indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves an Event of Default by the indemnifying Party under this Agreement which shall have occurred and be continuing.

ARTICLE 23

LIMITATION ON DAMAGES

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES’ LIABILITY FOR DAMAGES IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY (WHICH INCLUDE ANY AMOUNTS DETERMINED UNDER ARTICLE 20) AND NO PARTY SHALL BE LIABLE FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM, OR THE EXPIRATION OR TERMINATION OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT; PROVIDED, HOWEVER, SUCH LIMITATION SHALL NOT APPLY WITH RESPECT TO (I) ANY THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION IS AVAILABLE UNDER THIS AGREEMENT OR (II) ANY BREACH OF ARTICLE 27. EACH PARTY ACKNOWLEDGES THE DUTY TO MITIGATE DAMAGES HEREUNDER AND UNDER THE OTHER TRANSACTION DOCUMENTS.

ARTICLE 24

RECORDS AND INSPECTION

At all times during the Term each Party may make reasonable requests of any other Party for copies of documents maintained by such Party, or any of such other Party’s contractors and agents, which relate to this Agreement or any other Transaction Document; provided that, neither this Article 24 nor any other provision hereof shall entitle the Company to have access to any records (i) concerning any hedges or offsetting transactions or other trading positions or pricing information that may have been entered into with other parties or utilized in connection with any transactions contemplated hereby or by any other Transaction Document, (ii) which are subject to attorney-client privilege, or (iii) that are subject to confidentiality or non-disclosure agreements (and, in the event that the Company is unable to disclose such documents to Citi, it shall, upon the reasonable request of Citi, disclose to Citi redacted copies of such documents which do not violate such confidentiality or non-disclosure agreements). The right to receive copies of such records shall survive termination of this Agreement for a period not to exceed the greater of (x) six (6) months following the Termination Date and (y) the amount of time during which Citi is determining the relevant settlement amount following an Event of Default hereunder in respect of which the Company is the Defaulting Party (the “Retention Period”). Each Party shall preserve all of the aforesaid documents for the Retention Period.

ARTICLE 25

CONFIDENTIALITY

25.1    The Parties agree that the specific terms and conditions of this Agreement, including any list of counterparties, the Transaction Documents and the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by the Company to Citi under this Agreement and all information received by Citi from the Company relating to the costs of operation, operating conditions, and other commercial information of the Company not made available to the public (collectively, “Confidential Information”), are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Law, as requested by a Governmental Authority or a required by any stock exchange on which a Party’s or its Affiliate’s shares are listed, (ii) to such Party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors, (iii) to such Party’s insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage, and (iv)  to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; provided that, prior to any disclosure permitted by clause (iii) or (iv), such Person(s) shall have agreed in writing to keep confidential any information or document subject to this Section 25.1. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two (2) years following the Termination Date. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

25.2    In the case of disclosure covered by sub-section (i) of Section 25.1, to the extent practicable and in conformance with the relevant court order, Applicable Law or request, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure.

25.3    Tax Disclosure. Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any Person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any Person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

ARTICLE 26

GOVERNING LAW

26.1    THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.

26.2    EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE COUNTY OF NEW YORK (WITHOUT RECOURSE TO ARBITRATION UNLESS ALL PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 28. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

26.3    EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

ARTICLE 27

ASSIGNMENT

27.1    This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

27.2    The Company shall not assign this Agreement or its rights or interests hereunder in whole or in part or delegate its obligations hereunder in whole or in part, without the prior written consent of Citi and any other attempted assignment or transfer shall be null and void.

27.3    Citi may, without the consent of the Company, assign and delegate all of Citi’s rights and obligations hereunder and under the other Transaction Documents as a whole to any Affiliate of Citi; provided that: (a) the obligations of such Affiliate are guaranteed by CGMHI and (b) such assignment shall not result in increased costs, expenses, burdens or adverse tax consequences for the Company.

27.4    Citi may assign and delegate all of Citi’s rights and obligations hereunder and under the other Transaction Documents as a whole to any non-Affiliate of Citi that succeeds to all or substantially all of Citi’s assets and business and assumes Citi’s obligations hereunder and under the other Transaction Documents as a whole, whether by contract, operation of law or otherwise; provided that: (a) the creditworthiness of such successor entity, in the Company’s commercially reasonable judgment, is equal or superior to the creditworthiness of Citi immediately prior to such assignment and (b) such assignment shall be subject to the prior written consent of the Company; provided, however, that consent of the Company shall not be required if an Event of Default with respect to the Company has occurred and is continuing at the time of such assignment. Any other attempted assignment or transfer by Citi shall be null and void.

27.5    Participations.

(a)    Citi may at any time (unless a Default or an Event of Default with respect to Citi has occurred and is continuing), without the consent of the Company, sell one or more participations to any Person (each, a “Participant”) in all or any portion of the transactions contemplated pursuant to the Transaction Documents, including the Secured Obligations; provided that: (x) unless an Event of Default has occurred and is continuing with respect to the Company, Citi shall not sell such participations in excess of forty-nine percent (49%) of such transactions in the aggregate and (y) Citi shall not sell such participations to any Disqualified Institution; provided further that (A) Citi’s obligations under the Transaction Documents shall remain unchanged, (B) Citi shall remain as principal under the Transaction Documents and any such participations shall not amend, modify, waiver or otherwise change any of Citi’s obligations hereunder or any other Transaction Document, (C) Citi, as principal, shall remain solely responsible to the Company for the performance of Citi’s obligations under the Transaction Documents, (D) the Company and Parent shall continue to deal solely and directly with Citi in connection with Citi’s rights and obligations under this Agreement and the other Transaction Documents, and (E) each participation agreement shall provide (and Citi shall require the applicable participant to comply with such provision) that such participant shall not disclose (and such participant shall cause its Affiliates not to disclose) Confidential Information to any other Person, except as permitted under the exceptions to the prohibition against any disclosure of Confidential Information pursuant to Article 25. In the event that Citi sells a participation in accordance with this Section 27.5, Citi shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of the Company, will maintain a register on which it records the name and address of each participant to which it has sold a participation and the amounts (and stated fees or interest, if applicable) of each such participant’s interest in the Transaction Documents or the Secured Obligations (the “Participant Register”); provided that, Citi shall not have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any transaction or obligation contemplated pursuant to the Transaction Documents or Secured Obligations), except to the extent that such disclosure is necessary to establish that such transaction or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by Citi directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and Citi shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes under this Agreement and the other Transaction Documents, notwithstanding any notice to the contrary.

(b)    The holder of any such participation shall not be entitled (and Citi shall not permit such holder) to require Citi to take or omit to take any action hereunder, except that any participation agreement may provide that the participant’s consent must be obtained with respect to the consent of Citi to any waiver, amendment, modification or consent the effect of which would be to:

(i)	permanently increase the Maximum Inventory Value (excluding, for the avoidance of doubt, any temporary increase in the Maximum Inventory Value as contemplated by Section 3.3);

(ii)	extend the Term;

(iii)

waive, reduce or postpone any scheduled payment due from the Company to Citi under the Transaction Documents (other than as contemplated under the Transaction Documents, including any true-up or similar adjustment);

(iv)

reduce the rate of any fee or premium payable under the Transaction Documents, or waive or postpone the time for payment of any such fee or premium (other than as permitted under the Transaction Documents); provided that, for avoidance of doubt, commodity prices (including any applicable differentials and values) and Ancillary Costs shall not constitute fees or premiums for purposes of this clause (iv);

(v)

reduce the amount owed to Citi in connection with any sales to the Company of Feedstock under the Transaction Documents, excluding any changes or adjustments (A) to quantity, quality or other specifications under any transaction arising under or contemplated by the Transaction Documents, (B) to Ancillary Costs negotiated in the ordinary course with respect to or relating to any transaction arising under or relating to the Transaction Documents, (C) in connection with the resolution of any dispute with the Company, Parent or a third party arising from or relating to any Transaction Document or any transaction arising thereunder or contemplated thereby and (D) otherwise agreed pursuant to the terms and conditions of any Transaction Document as in effect as of the date that such Person acquires its participation interest in accordance with this Section 27.5;

(vi)	waive, amend or modify any provision of this Section 27.5(b); or

(vii)

release all or substantially all the Inventory Collateral from the Liens of the Lien Documents, except as expressly set forth in the terms thereof and except for any release of Liens in respect of Inventory Collateral provided for in the Transaction Documents.

(c)    The Parties agree that (i) a participant’s sole recourse for a breach by Citi of its participation agreement with such participant shall be to Citi, (ii) a participant will not have any rights in respect of the Company, Parent or their Affiliates or under any Transaction Documents as a result of its participation, which shall be a contractual relationship solely between such participant and Citi and (iii) no participant will be a party or third party beneficiary of any Transaction Document.

(d)    None of the Company, Parent nor their Affiliates shall have any obligation to reimburse or otherwise pay Citi for any fees, costs or expenses of Citi or any participant arising from or in connection with the negotiation, structuring, purchase, sale or administration of, or otherwise from, such a participation. Upon the Company’s demand, Citi shall promptly reimburse or otherwise pay the Company for all reasonable fees, costs, expenses and other amounts incurred by the Company and its Affiliates (including the reasonable fees, charges and disbursements of counsel and consultants) in connection with the preparation, negotiation, structuring, purchase, sale, administration, execution and delivery relating to any participation and any related amendments, modifications or waivers of the provisions under this Agreement, any other Transaction Document or otherwise (whether or not the transactions contemplated hereby or thereby shall be consummated).

ARTICLE 28

NOTICES

All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier (except that a notice or other communication under Article 20 hereof may not be given by email or any other electronic messaging system). A notice shall be deemed to have been received when transmitted by email to the other Party’s email set forth on Schedule J, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth on Schedule J and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Article 28, which is effective upon receipt.

ARTICLE 29

NO WAIVER, CUMULATIVE REMEDIES

29.1    The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, or Event of Default under, this Agreement, whether of a like kind or different nature.

29.2    Each and every right granted to the Parties under this Agreement or allowed it by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

ARTICLE 30

RELATIONSHIP OF PARTIES

30.1    This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that each Party is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make such Party, or any employee or agent of the Company, an agent or employee of any other Party.

30.2    No Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other; or to otherwise act as the representative of the other, unless expressly provided for in the Transaction Documents or otherwise expressly authorized in writing by the other Party.

ARTICLE 31

MISCELLANEOUS

31.1    If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

31.2    The terms of this Agreement and the other Transaction Documents constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. Except as set forth in Section 31.3, this Agreement shall not be amended or otherwise modified or changed except by written instrument executed by the Parties’ duly authorized representatives.

31.3    Notwithstanding anything herein to the contrary, each Schedule or Annex hereto may be amended by email exchange between the Parties confirming such amendment and such email exchange shall constitute a written agreement between the Parties with respect to such amendment. In addition, to better effectuate the foregoing amendment mechanism, the Parties may implement a standard form of email exchange for such purposes. The Company further agrees that the effectiveness of any amendment or modification to any Inventory Report illustrated on Schedule I shall be subject to (i) the Company giving written notice thereof to Citi and (ii) Citi having consented to the relevant amendment or modification; provided that, the Company shall have received sufficient prior notice from the relevant operator of a pending change in the form of report prepared by such operator in order to comply with the foregoing.

31.4    No promise, representation or inducement has been made by any Party that is not embodied in this Agreement or the other Transaction Documents, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

31.5    Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

31.6    Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any Person other than the Parties and their successors and permitted assigns.

31.7    All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive for the time periods specified herein.

31.8    This Agreement and the other Transaction Documents may be executed by the Parties in separate counterparts and delivered by e-mail, facsimile transmission or otherwise, and all such counterparts of this Agreement or each other Transaction Document shall together constitute one and the same instrument.

31.9    The words “executed”, “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

31.10    In the event that any fee, charge or other payment or amount under the Transaction Documents is determined by reference to the Interest Rate and Citi determines that the provisions of Annex A have been implicated, the Parties shall endeavor to establish an alternate rate to replace the Interest Rate for all such purposes pursuant to the terms of Annex B.

31.11    All transactions hereunder and under the other Transaction Documents are entered into in reliance on the fact that this Agreement and the other Transaction Documents constitute a single, integrated agreement between the Parties, and the Parties would not have otherwise entered into any other transactions under the Transaction Documents.

31.12    Notwithstanding anything to the contrary in this Agreement and the other Transaction Documents, the sole recourse of Citi in respect of the Parent in connection with the Transaction Documents shall be the enforcement of the obligations of the Parent under the Guaranty.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

CITIGROUP ENERGY INC.

By:	/s/ Jeffrey Oh
Name:	Jeffrey Oh
Title:	Managing Director

PAR HAWAII REFINING, LLC

By:	/s/ Shawn Flores
Name:	Shawn Flores
Title:	Chief Financial Officer

[Signature Page to Inventory Intermediation Agreement]